EXHIBIT 10.18

SECURITIES PURCHASE AGREEMENT

by and between

GRAN TIERRA ENERGY INC. and

CROSBY CAPITAL, LLC

May 25, 2006

ARTICLE I	SALE AND TRANSFER OF ARGOSY INTERESTS; CLOSING	1
1.1	Argosy Interests	1
1.2	Purchase Price	1
1.3	Closing	2
1.4	Closing Obligations	2
1.5	Calculation of Restricted Stock	3
1.6	Closing Date Cash Payment Adjustment	3
1.7	Administration of Tax Matters	4
1.8	Allocation of Purchase Price	5
1.9	Certain Taxes and Fees	5
1.10	Payment to Aviva Overseas, Inc	5
1.11	Colombian Participation Agreement Covenants	6
ARTICLE II	DEFINITIONS	7
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF CROSBY RELATED TO ARGOSY	15
3.1	Organization and Good Standing	15
3.2	Subsidiaries	15
3.3	Directors; Officers	15
3.4	Authority; No Conflict	15
3.5	Capitalization	16
3.6	Financial Statements	16
3.7	Books and Records	17
3.8	Title to Properties; Liens	17
3.9	Oil and Gas Contracts	18
3.10	Wells	18
3.11	Owned and Leased Tangible Personal Property	18
3.12	Accounts Receivable	18
3.13	Inventory	18
3.14	Taxes	19
3.15	No Material Adverse Change	19
3.16	Employee Benefits	20

i

3.17	Compliance with Legal Requirements; Governmental Authorizations	20
3.18	Legal Proceedings; Orders	20
3.19	Absence of Certain Changes and Events	21
3.20	Contracts; No Defaults	21
3.21	Insurance	24
3.22	Environmental Matters	24
3.23	Employees	25
3.24	Labor Relations; Compliance	26
3.25	Intellectual Property	26
3.26	Brokers or Finders	27
3.27	No Undisclosed Liabilities	27
3.28	Transactions with Affiliates	27
3.29	Customers and Suppliers	28
3.30	Certain Payments	28
3.31	Bank and Brokerage Accounts; Investment Assets	28
3.32	No Argosy Debt	29
3.33	Argosy Interests	29
3.34	Disclosure	29
3.35	Representations and Warranties Exclusive	29
ARTICLE IV	REPRESENTATIONS AND WARRANTIES REGARDING AEC	30
4.1	Organization and Good Standing	30
4.2	General Partner	30
4.3	Partnership Interest	30
4.4	Directors; Officers	31
4.5	Authority; No Conflict	31
4.6	Capitalization	31
4.7	Business	32
4.8	Taxes	32
4.9	Compliance with Legal Requirements; Governmental Authorizations	33
4.10	Legal Proceedings; Orders	33

4.11	No Undisclosed Liabilities	33
4.12	No AEC Debt	33
4.13	Brokers or Finders	33
4.14	Transactions with Affiliates	33
4.15	Disclosure	34
ARTICLE V	REPRESENTATIONS AND WARRANTIES REGARDING CROSBY	34
5.1	Organization and Good Standing	34
5.2	Authority; No Conflict	34
5.3	Argosy Interests	35
5.4	Legal Proceedings	35
5.5	Brokers or Finders	35
5.6	Investment Representations	36
5.7	Non-Foreign Person	37
5.8	No Knowledge of Claims	37
ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF GTEI	38
6.1	Organization and Good Standing	38
6.2	Authority; No Conflict	38
6.3	Legal Proceedings; Orders	38
6.4	Brokers or Finders	39
6.5	Capital Stock	39
6.6	Colombian Nexus	39
6.7	Reports and Financial Statements	39
6.8	No Actual Knowledge of Breaches	40
6.9	GTEI Investment Representations and Warranties	40
ARTICLE VII	COVENANTS OF CROSBY	41
7.1	Access and Investigation	41
7.2	Operation of the Business of Argosy	41
7.3	Negative Covenants	42
7.4	Notification	44
7.5	No Negotiation	44
7.6	Related Party Obligations	45
7.7	Covenant Not To Compete; Non-Solicitation	45

ARTICLE VIII	COVENANTS OF GTEI	46
8.1	Notification	46
8.2	Activities in Colombia	47
ARTICLE IX	COVENANTS OF THE PARTIES	47
9.1	Required Approval	47
9.2	Litigation Support	47
9.3	Further Assurances	47
9.4	Press Releases; Public Announcements	48
9.5	Confidentiality	48
ARTICLE X	CONDITIONS PRECEDENT TO GTEI’S OBLIGATION TO CLOSE	48
10.1	Accuracy of Representations	48
10.2	Crosby’s Performance	49
10.3	Consents	49
10.4	Additional Documents	49
10.5	No Proceedings	49
10.6	No Prohibition	49
10.7	No Material Adverse Change	50
10.8	Private Placement Offering	50
ARTICLE XI	CONDITIONS PRECEDENT TO CROSBY’ OBLIGATIONS TO CLOSE	50
11.1	Accuracy of Representations	50
11.2	GTEI’s Performance	50
11.3	Consents	51
11.4	Additional Documents	51
11.5	No Proceedings	51
11.6	No Prohibition	51
ARTICLE XII	TERMINATION	51
12.1	[Intentionally Omitted]	51
12.2	Termination	51
12.3	Final Termination	52

12.4	Effect of Termination	52
12.5	Break Up Fee	53
12.6	Post Termination Covenants	53
ARTICLE XIII	INDEMNIFICATION; REMEDIES	53
13.1	Survival and Time Limitations	53
13.2	Indemnification and Payment of Damages by Crosby	54
13.3	Indemnification and Payment of Damages by GTEI	54
13.4	Limitations on Amount	55
13.5	Procedure for Indemnification - Third Party Claims	55
13.6	Procedure for Indemnification - Other Claims	57
13.7	Threshold Accounting	57
13.8	Sole Remedy	57
13.9	Effect of GTEI Knowledge	57
ARTICLE XIV	GENERAL PROVISIONS	58
14.1	Expenses	58
14.2	Notices	58
14.3	Dispute Resolution	59
14.4	Waiver	60
14.5	Entire Agreement	61
14.6	Amendments	61
14.7	Third Party Beneficiaries	61
14.8	Assignment	61
14.9	Severability	61
14.10	Section, Article and Part Headings	62
14.11	Construction; Interpretation	62
14.12	Governing Law	62
14.13	Counterparts and Facsimile Signatures	62
14.14	GTEI Waiver of Consumer Protection Laws	62
ARTICLE XV	SPECIAL INDEMNITIES	62
15.1	Indemnity With Respect to Securities Offering	62
15.2	Indemnity of Officers and Directors of AEC	63

v

EXHIBITS

Exhibit A:	List of Argosy Interests.
Exhibit B:	Form Colombian Participation Agreement.
Exhibit C:	Form Registration Rights Agreement.
Exhibit D:	Form of Escrow Agreement.
Exhibit E:	Map of POPA Prospect Area.
Exhibit 1.8:	Allocation of Purchase Price for Tax Purposes.
Exhibit 1.9:	Form FIRPTA Certificates.
Exhibit 7.7:	Crosby’s Non-Competition Territory.
Exhibit 10.4-1:	Form Legal Opinion of Glast, Phillips & Murray, P.C.
Exhibit 10.4-2:	Form Legal Opinion of Snell & Wilmer L.L.P.

SCHEDULES PROVIDED BY CROSBY

Schedule 1.7:	Information for Argosy’s tax returns.
Schedule 2.53:	Historical Properties.
Schedule 2.68:	Oil and Gas Contracts.
Schedule 2.81:	Liens.
Schedule 3.2(a):	Argosy Subsidiaries.
Schedule 3.3:	Argosy Directors and Officers
Schedule 3.4(a)	No Conflict.
Schedule 3.4(b):	Consents.
Schedule 3.5:	Capitalization.
Schedule 3.6(a)-1:	December 31, 2003 Audited Financials.
Schedule 3.6(a)-2:	December 31, 2004 Audited Financials.
Schedule 3.6(a)-3:	December 31, 2005 Audited Financials
Schedule 3.6(a)-4:	March 31, 2006 Unaudited Financials.
Schedule 3.6(b):	Non-GAAP Audited Financial Statements.
Schedule 3.6(c):	Non-GAAP Interim Financial Statements.
Schedule 3.8(a):	Real Property.
Schedule 3.8(b):	Permitted Liens.
Schedule 3.8(c):	Subleases and Licenses.
Schedule 3.9:	Oil and Gas Contracts
Schedule 3.10:	Oil and Gas Wells.
Schedule 3.11:	Tangible Personal Property.
Schedule 3.12:	Accounts Receivable.
Schedule 3.14:	Argosy’s Tax and Employer ID Numbers.
Schedule 3.16:	Argosy Benefit Plans.
Schedule 3.18(a):	Pending Proceedings.
Schedule 3.18(b):	Orders.
Schedule 3.19:	Business Operations not in the Ordinary Course.
Schedule 3.20(a):	Contracts, and Additional Expenses, Accruing to Argosy as a result of the Contemplated Transactions.

Schedule 3.20(a)(i):	Services, goods or materials by Argosy.
Schedule 3.20(a)(ii):	Services, goods or materials to Argosy.
Schedule 3.20(a)(iii):	Contracts not in the ordinary course.
Schedule 3.20(a)(iv):	Lease, rental, occupancy, license, etc.
Schedule 3.20(a)(v):	JV, Partnership, etc., Agreements.
Schedule 3.20(a)(vi):	Commission Payment Agreements.
Schedule 3.20(a)(vii):	Warrants, Guarantees, etc.
Schedule 3.20(a)(viii):	Employment termination or retirement with ongoing payment obligations.
Schedule 3.20(a)(ix):	Loans and Loan Guaranties.
Schedule 3.20(a)(x):	Intellectual Property Contracts.
Schedule 3.20(a)(xi):	Change of Control Arguments.
Schedule 3.20(a)(xii):	Restrictions on Argosy Competition.
Schedule 3.20(a)(xiii):	Agreements which default would cause a MAC.
Schedule 3.20(a)(xiv):	List of Agreements with Consideration in Excess of $250,000.
Schedule 3.20(a)(xv):	Agreements that would Delay or Prohibit the Contemplated Transactions.
Schedule 3.20(a)(xvi):	Non-Colombian Contracts.
Schedule 3.20(a)(xvii):	Amendments, Supplements and Modifications.
Schedule 3.21(a):	List of Insurance Policies.
Schedule 3.21(b):	Validity of and Premium Adjustments to Insurance Policies.
Schedule 3.21(e):	Self-Insurance Policies.
Schedule 3.22:	Environmental Matters.
Schedule 3.22(e):	List of Environmental Permits.
Schedule 3.23(a):	Employees and Directors.
Schedule 3.24(a):	Collective Bargaining, Labor Contracts, and Outstanding Employee Obligations.
Schedule 3.24(b):	List of Former Employees to whom Outstanding Obligations are Owed.
Schedule 3.25(a):	List of Owned Intellectual Property.
Schedule 3.25(c):	Owned Patents.
Schedule 3.25(d):	Owned Registered Marks.
Schedule 3.25(e):	Owned Registered Copyrights.
Schedule 3.26:	Brokers and Finders.
Schedule 3.27:	Undisclosed Liabilities.
Schedule 3.28:	Affiliate Transactions.
Schedule 3.29:	Customers and Suppliers.
Schedule 3.31:	Bank and Brokerage Accounts.
Schedule 3.32:	Argosy Debt.
Schedule 4.4:	AEC Officers And Directors.
Schedule 4.5(b):	AEC Agreements Conflicting with the Contemplated Transactions.
Schedule 4.5(c):	AEC Required Consents.
Schedule 4.8:	AEC’s tax indentification number.
Schedule 4.10:	Pending Proceedings of AEC.
Schedule 4.13:	Broker and Finder Fees.
Schedule 4.14:	Transactions with AEC Affiliates.
Schedule 5.2(b):	Notice or Consent.

Schedule 5.3:	Argosy Interests not Owned by Crosby.
Schedule 5.4:	Legal Proceedings.
Schedule 5.5:	Brokers and Finders
Schedule 7.3(r):	Related Party Transactions.
Schedule 7.6:	Related Party Obligations.
Schedule 13.3:	Crosby Indemnified Persons.
Schedule 15.2:	AEC Indemnified Persons.

SCHEDULES PROVIDED BY GTEI

Schedule 6.2(b):	Notice or Consent.
Schedule 6.4:	Brokers and Finders.
Schedule 6.5:	Outstanding Convertible Securities of Gran Tierra.

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is made as of May 25, 2006, by and between Gran Tierra Energy Inc., a Nevada corporation with Federal Employer Identification Number 98-0479924 (“GTEI”) and Crosby Capital, LLC, a Texas limited liability company (“Crosby”). GTEI and Crosby are each hereinafter referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, GTEI desires to purchase (i) all of the limited partnership interests of Argosy Energy International, a Utah limited partnership (“Argosy”), (ii) all of the outstanding capital stock of Argosy Energy Corp., a Delaware corporation (“AEC”) and (iii) all of Crosby’s rights with respect to Crosby’s original purchase of debt and related exchange of such debt for interests in Argosy (the “Original Purchase Documents,” and collectively, and as set forth on Exhibit A attached hereto, the “Argosy Interests”) and Crosby desires to sell the Argosy Interests to GTEI, for the consideration and on the terms set forth in this Agreement.

AGREEMENT

NOW THEREFORE, based on the recitals set forth above, the promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby confirmed, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

Sale and Transfer of Argosy Interests; Closing

1.1 Argosy Interests.

Subject to the terms and conditions of this Agreement, at the Closing, Crosby shall sell, transfer and assign to GTEI the Argosy Interests, and GTEI shall purchase such Argosy Interests from Crosby.

1.2 Purchase Price .

The purchase price (the “Purchase Price”) for the Argosy Interests shall be equal to Forty-Two Million Dollars ($42,000,000.00), payable in the following form: (a) a cash payment of Thirty-Seven Million Five Hundred Thousand Dollars ($37,500,000.00) at the Closing (the “Closing Date Cash Payment”); (b) shares of Restricted Stock with a value of Three Million Five Hundred Thousand Dollars ($3,500,000.00), calculated pursuant to Section 1.5 hereof, to be issued at the Closing; and (c) participation rights in the Colombian assets of Argosy, deemed by the parties hereto to have a value of One Million Dollars ($1,000,000.00), as set forth in the Colombian Participation Agreement attached as Exhibit B to this Agreement. The Purchase Price shall be reduced in the amount of the Excess Partner Distribution, calculated pursuant to Section 1.6 hereof, and in the amount of any Crosby Expenses paid by Argosy.

1.3 Closing.

The purchase and sale of the Argosy Interests (the “Closing”) provided for in this Agreement shall take place at the offices of GTEI’s counsel, McGuireWoods LLP, at 1345 Avenue of the Americas, New York, New York, at 10:00 a.m. (local time) on the date agreed to by GTEI and Crosby. The date on which the Closing actually takes place is referred to herein as the “Closing Date.” GTEI shall provide prior written notice of the Closing to Crosby at least five (5) business days prior to the Closing.

1.4 Closing Obligations.

At the Closing:

(a) Crosby shall deliver or cause to be delivered to GTEI:

(i) certificates representing the Argosy Interests, duly endorsed for transfer to GTEI, with signatures in proper form for transfer, with all required transfer tax stamps affixed or provided for or, as applicable, transfer and assignment documents in a form reasonably acceptable to the Parties transferring and assigning all of Crosby’s right, title and interest in and to the Argosy Interests;

(ii) a certificate executed by Crosby representing and warranting to GTEI that Crosby’s representations and warranties in this Agreement were accurate in all material respects as of the date of this Agreement and are accurate in all material respects as of the Closing Date as if made on the Closing Date (giving full effect to the disclosure schedules delivered by the parties concurrently with the execution and delivery of this Agreement (the “Disclosure Schedules”));

(iii) copies of the resolutions of the governing body of Crosby authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, certified as of the Closing Date by an officer of Crosby as being true and correct copies of the originals thereof subject to no modifications or amendments;

(iv) certificates, dated within ten days prior to the Closing Date, of the Secretary of State or other comparable officer of each jurisdiction in which either AEC or Argosy is organized or the nature of its business requires it to be qualified to due business in, establishing that each of AEC and Argosy is in existence and otherwise is in good standing to transact business in such jurisdiction;

(v) an executed copy of the Registration Rights Agreement, in substantially the form attached hereto as Exhibit C, setting forth the rights and obligations of GTEI and Crosby with respect to the Restricted Stock issued to Crosby at the Closing;

(vi) the Escrow Agreement executed by Crosby; and

(vii) the documents contemplated by Section 10.4.

(b) GTEI shall deliver or cause to be delivered to Crosby:

(i) by wire transfer of immediately available funds to the account(s) specified by Crosby, the Closing Date Cash Payment;

(ii) the shares of Restricted Stock, valued at $3,500,000, pursuant to Section 1.5;

(iii) an executed copy of the Registration Rights Agreement, in substantially the form attached hereto as Exhibit C, setting forth the rights and obligations of GTEI and Crosby with respect to the Restricted Stock issued to Crosby at the Closing;

(iv) a certificate executed by GTEI to the effect that GTEI’s representations and warranties in this Agreement (including without limitation the representation and warranty set forth in Section 6.8) were accurate in all material respects as of the date of this Agreement and are accurate in all material respects as of the Closing Date as if made on the Closing Date (giving full effect to the Disclosure Schedules);

(v) a copy of the resolutions of the board of directors of GTEI authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, certified as of the Closing Date by an officer of GTEI as being true and correct copies of the originals thereof subject to no modifications or amendments;

(vi) the Escrow Agreement executed by GTEI;

(vii) by wire transfer of immediately available funds to the account specified by the Escrow Agent, the Escrow Amount; and

(viii) the documents contemplated by Section 11.4.

1.5 Calculation of Restricted Stock.

On the Closing Date, GTEI shall issue to Crosby Eight Hundred Seventy Thousand Six Hundred Forty Seven (870,647) shares of GTEI’s common stock, par value $0.001 per share, which shares shall be issued in a private transaction and not registered with the Securities and Exchange Commission under an effective registration statement (the “Restricted Stock”). The value of each share of Restricted Stock to be issued to Crosby as consideration at the Closing shall be $4.02 per share, which price represents the weighted average of the final closing stock price of GTEI’s common stock for the twenty trading days prior to April 3, 2006, the date of the public announcement by the parties of the proposed transaction.

1.6 Closing Date Cash Payment Adjustment.

Crosby shall, in good faith, prepare and deliver to GTEI not less than three (3) business days prior to Closing an estimate of (a) the distributions of property made by Argosy to any Limited Partner or AEC for any reason between January 1, 2006 and the Closing Date (the “Partner Distributions”); and (b) the Crosby Expenses incurred by Argosy at any time prior to the Closing Date. The Partner Distributions shall not exceed a value of Three Million Two Hundred Fifty Thousand Dollars ($3,250,000.00) without the prior written consent of GTEI. The Closing Date Cash Payment shall be adjusted downwards in the amount of the sum of (i) any Partner Distributions that exceed Three Million Two Hundred Fifty Thousand Dollars ($3,250,000.00) (the “Excess Partner Distributions”), whether or not such Excess Partner Distributions were approved in advance by GTEI; plus (ii) the amount of the Crosby Expenses paid by Argosy. Notwithstanding the other provisions of this Section 1.6, (i) Partner Distributions shall not include (A) the Aviva Payoff, (B) any payments made to Aviva after August 19, 2005, (C) payments made by Argosy under the Redemption Agreements effective April 1, 2006 between Argosy and Dale E. Armstrong and Richard McKnight, respectively, (D) the transfer of the workstation and related software and files, and (E) any dividends or transfers from AEC to Crosby; and (ii) the aggregate amount of the Excess Partner Distributions shall increase by $25,000 per day for each day the Closing is delayed (other than as a result of the events described in Sections 12.2(c), 12.2(e) or 12.2(f)) after June 30, 2006, without affecting the Purchase Price.

1.7 Administration of Tax Matters.

(a) Tax Returns. Crosby shall prepare and timely file, or cause to be timely filed, for Argosy, the United States federal income tax return and other Tax Returns, if any (the “Short Period Tax Returns”), that are required by law to be filed for the taxable period of Argosy that ends on the Closing Date. Crosby shall prepare and timely file, or cause to be filed, the United States federal income tax returns and other Tax Returns for the year ended December 31, 2005 for Argosy and AEC. GTEI, AEC and Argosy shall cooperate with Crosby in allowing Crosby access to GTEI, Argosy and AEC employees, books, records and information reasonably necessary for Crosby’s preparation of such Tax Returns, including without limitation providing Crosby the information set forth on Schedule 1.7.

(b) General Administration of Tax Matters. GTEI, AEC and Argosy, on the one hand, and Crosby, on the other hand, shall cooperate fully, as and to the extent reasonably requested, in connection with any audit, litigation or other proceeding with respect to United States Taxes and United States Tax Returns (which Crosby shall control with respect to the Pre-Closing Tax Periods). Such cooperation shall include the retention, and (upon the other party’s request) the provision, of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, the party requesting assistance shall pay the reasonable out-of-pocket expenses incurred by the party providing such assistance; provided, further, no party shall be required to provide assistance at times or in amounts that would interfere unreasonably with the business and operations of such party. GTEI agrees to retain or cause to be retained all books and records with respect to Tax matters pertinent to Argosy and AEC relating to the Pre-Closing Tax Periods, until the expiration of any applicable statute of limitations or extensions thereof. Prior to disposing of any such books and records, GTEI shall provide reasonable notice to Crosby of such impending destruction, and allow Crosby reasonable opportunity, at Crosby’s expense, to take possession of such books and records.

1.8 Allocation of Purchase Price.

The Purchase Price shall be allocated by GTEI and Crosby among the purchased assets as of the Closing in accordance with Exhibit 1.8 (the “Allocation”). Any subsequent adjustments to the Purchase Price shall be reflected in the Allocation in a manner consistent with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and any such adjustments shall not be made unless agreed to in advance in writing by Crosby and GTEI. GTEI and Crosby will (i) file Internal Revenue Service Form 8594 and all federal, state and local Tax Returns, strictly in accordance with the Allocation, and (ii) report the transactions contemplated by this Agreement for Tax purposes in a manner strictly consistent with the Allocation. Each of GTEI and Crosby will provide the other promptly with any other information reasonably required to complete Form 8594. GTEI and Crosby will notify the other in the event of an examination, audit or other proceeding regarding the agreed upon allocation of the Purchase Price. GTEI and Crosby agree that no portion of the Purchase Price, including any post-Closing adjustments with respect to the Purchase Price, shall for Tax purposes be allocated to, or characterized as a payment for, any past or future services.

1.9 Certain Taxes and Fees.

(a) All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Crosby when due, and Crosby will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, GTEI, Argosy and AEC will join in the execution of any such Tax Returns and other documentation.

(b) All real estate taxes, personal property taxes, or any other taxes and special assessments (special or otherwise) of any nature upon the property levied, assessed, accrued or pending for the calendar year in which the Closing occurs (including the period prior to Closing, regardless of when due and payable) pertaining to AEC shall be prorated based on the number of calendar days each party owns AEC during the relevant Tax period and, if no tax bills or assessment statements for such calendar year are available, such amounts shall be estimated on the basis of the best available information.

(c) GTEI shall not withhold any portion of the Purchase Price in respect of any Taxes, whether withholding taxes or otherwise. At Closing, Crosby shall provide GTEI an affidavit of non-foreign status pursuant to Section 1445 of the Code in the form attached hereto as Exhibit 1.9.

1.10 Payment to Aviva Overseas, Inc.

At Closing, Crosby shall (i) cause Argosy to pay off amounts due under the Promissory Note, dated as of August 19, 2005, in the principal amount of $1,125,000 made in favor of Aviva Overseas, Inc., a Delaware corporation (“Aviva”), by wire transfer to an account specified by Aviva, and (ii) cause Argosy to pay the estimated amount of the Contingent Payment, as defined in the Contingent Payment Agreement, dated as of August 19, 2005, by and between Argosy and Aviva, to allow the release to Crosby of the Escrowed Documents (as defined in the Escrow Agreement, dated as of August 19, 2005, by and among Argosy, Aviva and JPMorgan Chase Bank, N.A.). The amount paid to Aviva under this Section 1.10 is referred to as the “Aviva Payoff.” As of May 16, 2006, the estimated amount of the Aviva Payoff is $1,166,783.40.

1.11 Colombian Participation Agreement Covenants.

(a) Delivery of the Colombian Participation Agreement, Escrow Agreement and Letter of Credit. GTEI and Argosy shall deliver the Colombian Participation Agreement duly executed by GTEI and Argosy within two business days of the Closing Date. On the Closing Date, GTEI and Argosy shall deliver to Crosby an Escrow Agreement, in substantially the form attached hereto as Exhibit D (the “Escrow Agreement”) by and among Argosy, Crosby and the Bank of New York, as escrow agent (the “Escrow Agent”), placing into escrow with Escrow Agent the sum of $4,000,000 (the “Escrow Amount”) upon the terms set forth in the Escrow Agreement. Within 90 days of the Closing Date, GTEI and Argosy shall deliver to Crosby an irrevocable standby letter of credit (the “Letter of Credit”) on substantially the terms set forth in the Colombian Participation Agreement, and containing provisions consistent with the Letter of Credit Draws Term Sheet attached thereto as Exhibit A.

(b) No Offset; Interpleader. There shall be no commercial offset, net out or any other non-judicial suspension or setoff of payments of any amounts due Crosby and its successors and assigns under the Colombian Participation Agreement for any reason whatsoever, including without limitation with respect to claims by GTEI Indemnified Persons under Article XIII hereof. Notwithstanding the foregoing, if prior to November 30, 2006 there is a claim by a Gran Tierra Indemnified Person for indemnification under Article XIII hereof in accordance and compliance with such Article XIII, then Gran Tierra and Argosy or their successors may immediately commence an arbitration pursuant to Section 11 of the Colombian Participation Agreement (without regard to the provisions of Section 11.1 of the Colombian Participation Agreement) and to the extent of the amount in issue, may deposit the applicable payments due under the Colombian Participation Agreement (but not an amount in excess of the amount claimed) with the Panel (or an escrow agent designated by the Panel) and request interpleader relief for such funds related to such issue.

(c) Failure to Deliver the Colombian Participation Agreement, Escrow Agreement or Letter of Credit. If GTEI or Argosy fail to deliver the Colombian Participation Agreement, the Escrow Agreement or the Letter of Credit as set forth in Section 1.11(a), the following shall occur (in addition to any other remedies to which Crosby may be entitled at law or equity): (i) Crosby shall be entitled to put the Restricted Stock to GTEI for $3,500,000, payable in cash promptly after Crosby notifies GTEI in writing of Crosby’s exercise of such put right; (ii) GTEI shall promptly pay Crosby cash in the amount of $4,000,000; and (iii) any survival of Crosby’s representations, warranties, covenants and agreements pursuant to Section 13.1 shall immediately terminate.

(d) Dispute Resolution. Any disputes related to the Colombian Participation Agreement (other than with respect to this Section 1.11) shall be resolved pursuant to the Colombian Participation Agreement.

ARTICLE II
Definitions

2.1 “AAA Rules” has the meaning in Section 14.3(b) hereof.

2.2 “Accounts Receivable” has the meaning in Section 3.12 hereof.

2.3 “AEC” has the meaning in the introductory paragraph hereof.

2.4 “AEC Interest” shall mean the 0.7143% general partnership interest in Argosy held by AEC.

2.5 “Agreement Dispute” has the meaning in Section 14.3(a) hereof.

2.6 “Allocation” has the meaning in Section 1.8 hereof.

2.7 “Agreement” has the meaning in the introductory paragraph hereof.

2.8 “Argosy” has the meaning in the introductory paragraph hereof.

2.9 “Argosy Benefit Plan” shall mean all “employee benefit plans” as defined by section 3(3) of the Employee Retirement Income Security Act of 1974, collectively with any successor law, and regulations and rules issued pursuant to that Act or any successor law, “ERISA,” all specified fringe benefit plans as defined in section 6039D of the Code, and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, dental, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract, or understanding (whether qualified or nonqualified, currently effective, written or unwritten), and any trust, escrow or other agreement related thereto, which currently is sponsored, established, maintained or contributed to or required to be contributed by Argosy.

2.10 “Argosy Debt” shall mean with respect to any Person at any date, without duplication, (i) all obligations of such Person for borrowed money or in respect of loans or advances, (ii) all obligations of such Person upon which interest charges are customarily paid, (iii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iv) all obligations in respect of letters of credit, whether or not drawn, and bankers’ acceptances issued for the account of such Person, (v) all capitalized lease obligations of such Person including, without limitation, any lease termination payments or charges, (vi) any obligations of such Person for the deferred purchase price of goods and services, including any such obligations secured by a contractual lien, but excluding trade accounts payable and accrued expenses incurred in the ordinary course of business, (vii) all interest rate protection agreements of such Person, (viii) any accrued but unpaid interest or prepayment or other penalties upon any of the foregoing, and (ix) all guarantees (or arrangements having the economic effect of a guarantee) of such Person in connection with any of the foregoing.

2.11 “Argosy Interests” has the meaning in recitals hereof.

2.12 “Audited Balance Sheets” has the meaning in Section 3.6(a) hereof.

2.13 “Audited Financial Statements” has the meaning in Section 3.6(a) hereof.

2.14 “Aviva” has the meaning in Section 1.10 hereof.

2.15 “Aviva Payoff” has the meaning in Section 1.10 hereof.

2.16 “Basis” shall mean any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

2.17 “Cap Amount” has the meaning in Section 13.4(b) hereof.

2.18 “Closing” has the meaning in Section 1.3 hereof.

2.19 “Closing Date” has the meaning in Section 1.3 hereof.

2.20 “Closing Date Cash Payment” has the meaning in Section 1.2 hereof.

2.21 “Code” has the meaning in Section 1.8 hereof.

2.22 “Colombian Governmental Authorities” shall mean Ecopetrol, ANH, and the Colombian Ministry of Mines, or any successors to any of the foregoing, as applicable.

2.23 “Colombian Participation Agreement” shall mean the Colombian Participation Agreement to be executed by and among GTEI, Argosy and Crosby in substantially the form attached as Exhibit B hereto.

2.24 “Competing Proposed Transaction” has the meaning in Section 7.5(a) hereof.

2.25 “Consent” has the meaning in Section 3.4(c) hereof.

2.26 “Contemplated Transactions” shall mean all of the transactions contemplated by this Agreement, including (a) the performance by GTEI and Crosby of their respective covenants and obligations under this Agreement; and (b) the sale of the Argosy Interests by Crosby to GTEI.

2.27 “Crosby” has the meaning in the recitals hereof.

2.28 “Crosby Deductible” has the meaning in Section 13.4(a) hereof.

2.29 “Crosby Expenses” shall mean all out-of-pocket expenses of Crosby for (a) all fees and expenses of legal, accounting and financial advisors and other third parties incurred by Crosby in connection with the Contemplated Transactions, and (b) any stay/pay bonuses paid or payable by Crosby prior to, at or after the Closing Date with any person. Crosby Expenses shall not include (i) any fees and expenses of legal, accounting or other advisors of Argosy or AEC to support Argosy’s business, including without limitation any legal expenses related to any current, pending or threatened proceeding not related to the Contemplated Transactions, (ii) any United States tax consulting expenses of Argosy and/or AEC, which shall not exceed $25,000 for the period from January 1, 2006 through the Closing, (iii) any expenses of legal, accounting or other advisors incurred by Argosy in Colombia in the Ordinary Course of Business, (iv) any expenses of legal, accounting or other advisors incurred by Argosy in Colombia regarding the Contemplated Transactions, which shall not exceed $100,000, and (v) any out of pocket expenses of AEC or Crosby billed to Argosy related to the Contemplated Transactions other than those set forth in paragraphs (a) and (b) of the preceding sentence, which shall not exceed $25,000.

2.30 “Crosby Indemnified Persons” has the meaning in Section 13.3 hereof.

2.31 “Crosby’s Knowledge” shall mean the actual knowledge of Jay A. Chaffee.

2.32 “Crosby Transferors” has the meaning in Section 3.35(a) hereof.

2.33 “Cure Period” has the meaning in Section 14.3(a) hereof.

2.34 “Damages” has the meaning in Section 13.2(a) hereof.

2.35 “Demand” has the meaning in Section 14.3(b) hereof.

2.36 “Disclosure Schedules” has the meaning in Section 1.4(a)(ii) hereof.

2.37 “Ecopetrol” shall mean Ecopetrol, S.A., a Colombian company formerly known as Empresa Colombiana de Petroleos.

2.38 “Environmental Law” shall mean any applicable federal, state, and local statute, rule, regulation, code, ordinance, or order of any Governmental Body relating to the protection of public health and welfare, or the environment, including without limitation, any relating to the generation, processing, treatment, investigation, remediation, storage, transport, disposal, management, handling, and use of Hazardous Materials.

2.39 “Environmental Permit” shall mean any permit, authorization, certificate or other approval of a Governmental Authority required by any Environmental Law for the ownership or operation of Argosy or any of Argosy’s assets.

2.40 “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which is or at any time within the six year period preceding the date of this Agreement would have been treated as a “single employer” with Argosy under section 414(b), (c), (m), or (o) of the Code.

2.41 “Escrow Agent,” “Escrow Agreement” and “Escrow Amount” each has the meaning in Section 1.11 hereof.

2.42 “Excess Partner Distributions” has the meaning in Section 1.6 hereof.

2.43 “Facilities” has the meaning in Section 3.22(b) hereof.

2.44 “Fee Properties” shall mean the surface fee interests and oil and gas interests, if any, owned by Argosy.

2.45 “GAAP” shall mean United States generally accepted accounting principles applied on a basis consistent with the methodologies, practices and principles used in the preparation of the Argosy’s latest Audited Balance Sheet.

2.46 “Governmental Authorization” shall mean any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

2.47 “Governmental Body” shall mean any (A) nation, state, county, city, town, district, or other jurisdiction of any nature; (B) federal, state, local, municipal, foreign, or other government; (C) governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (D) multi-national organization or body; or (E) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

2.48 “GTEI” has the meaning in the introductory paragraph hereof.

2.49 “GTEI Indemnified Persons” has the meaning in Section 13.2 hereof.

2.50 “GTEI’s Advisors” has the meaning in Section 7.1 hereof.

2.51 “GTEI Recipients” has the meaning in Section 3.35(a) hereof.

2.52 “Hazardous Materials” shall mean any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic, or a pollutant or a contaminant under or pursuant to any Environmental Law.

2.53 “Historical Properties” shall mean the properties described on Schedule 2.53 attached hereto.

2.54 “Hydrocarbons” shall mean any of the following substances that are produced from the Historical Properties:

(i)  crude oil;

(ii)  natural gas;

(iii)  casinghead gas;

(iv)  condensate;

(v)  other hydrocarbons and minerals as may be produced incidental to and as a part of or mixed with such crude oil or natural gas; or

(vi)  any other minerals which the Oil and Gas Contracts allow to be extracted and sold.

2.55 “Intellectual Property” shall mean:

(i) trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (collectively, “Marks”);

(ii) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof (collectively, “Patents”);

(iii) all copyrightable works and copyrights in both published works and unpublished works, including related registrations and applications (collectively, “Copyrights”);

(iv) all trade secrets and confidential business information (including ideas, research and development, know-how, business and marketing plans and proposals, formulae, compositions, assembly processes and techniques, manufacturing processes and techniques, production processes and techniques, technical data, designs, drawings, specifications, customer and supplier information, including customer and supplier identities, contact information, pricing and cost information);

(v) all computer software (including source code, executable code, data, databases, and related documentation);

(vi) all material advertising and promotional materials;

(vii) all other proprietary rights and

(viii) all copies and tangible embodiments thereof (in whatever form or medium).

2.56 “Interim Balance Sheets” has the meaning in Section 3.6(a) hereof.

2.57 “Interim Financial Statements” has the meaning in Section 3.6(a) hereof.

2.58 “IRS” has the meaning in Section 3.16(b)(v) hereof.

2.59 “Legal Requirement” shall mean any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

2.60 “Lien” shall mean any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

2.61 “Limited Partner” shall mean Crosby Capital, LLC, a Texas limited liability company, which Limited Partner owns 100% of the Limited Partnership Interests of Argosy.

2.62 “Limited Partnership Interests” shall mean all outstanding limited partnership interests of Argosy.

2.63 “MAE” has the meaning in Section 3.1(b) hereof.

2.64 “Material Contract” has the meaning in Section 3.20(a) hereof.

2.65 “Material Customers” has the meaning in Section 3.29 hereof.

2.66 “Material Suppliers” has the meaning in Section 3.29 hereof.

2.67 “Non-Compete Period” has the meaning in Section 7.8(a) hereof.

2.68 “Oil and Gas Contracts” shall mean the agreements listed on Schedule 2.68 of the Disclosure Schedules.

2.69 “Operative Agreements” shall mean this Agreement, the Colombian Participation Agreement, the Registration Rights Agreement and any other agreements to be entered into in connection with the transactions contemplated by this Agreement.

2.70 “Order” shall mean any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

2.71 “Ordinary Course of Business” means an action taken by a Person shall be deemed to have been taken only if:

(a) such action is recurring in nature and consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

(b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person.

2.72 “Owned Copyrights” shall mean Copyrights owned by the Company.

2.73 “Owned Intellectual Property Assets” shall mean Intellectual Property owned by Argosy.

2.74 “Owned Marks” shall mean Marks owned by Argosy.

2.75 “Owned Patents” shall mean Patents owned by Argosy.

2.76 “Owned Registered Copyrights” shall mean registrations of and applications to register Owned Copyrights.

2.77 “Owned Registered Marks” shall mean registrations of and applications to register Owned Marks.

2.78 “Panel” has the meaning in Section 14.3(b) hereof.

2.79 “PBGC” shall mean the Pension Benefit Guaranty Corporation.

2.80 “Partner Distributions” has the meaning in Section 1.6 hereof.

2.81 “Permitted Liens” shall mean, collectively, (i) Liens that are disclosed in Schedule 2.81 of the Disclosure Schedules, (ii) Liens for Taxes, fees, levies, duties or other governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings, (iii) Liens for carriers, contractors, warehousemen, mechanics, materialmen, laborers, employees, suppliers or other similar Persons arising by operation of law and incurred in the Ordinary Course of Business for sums not yet delinquent or being contested in good faith, (iv) Liens relating to deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements; and (v) in the case of real property, any matters, restrictions, covenants, conditions, limitations, rights, rights of way, encumbrances, encroachments, reservations, easements, agreements and other matters of record, such state of facts of which an accurate survey or inspection of the property would reveal and do not materially interfere with the use or value of the property; provided, however, that with respect to each of the foregoing clauses (ii) through (v), to the extent that any such Lien relates to, or secures the payment of, a liability that is required to be accrued under GAAP, such Lien shall not be a Permitted Lien unless adequate accruals for such liability have been established therefor on the Interim Balance Sheet in conformity with GAAP.

2.82 “Person” shall mean any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental Body.

2.83 “Post-closing Affiliates” has the meaning in Section 7.6 hereof.

2.83A “POPA Prospect Area” shall mean the acreage of the Río Magdalena Association Contract area that lies south of the northernmost point of (i) an east-west line defined by Bogotá east/west coordinate 1,020,000, or (ii) an east-west line intersecting the Ambalema-1 well bore, approximately as demarcated on Exhibit E to this Agreement. The Río Magdalena Association Contract area includes all the acreage, including any productive Hydrocarbons intervals which are found beneath such acreage, provided for in that certain Colombian Association Contract, dated February 8, 2002, by and between Argosy and Ecopetrol, located in the Cundinamarca and Tolima Provinces of Colombia, as further described in Schedule 1.33 of the Colombian Participation Agreement, pages 40 and 79.

2.84 “Pre-Closing Tax Periods” has the meaning in Section 1.7(b) hereof.

2.85 “Prevailing Party” has the meaning in Section 14.3(e) hereof.

2.86 “Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

2.87 “Purchase Price” has the meaning in Section 1.2 hereof.

2.88 “Qualified Plan” shall mean any Argosy Benefit Plan intended to be “qualified” within the meaning of section 401(a) of the Code.

2.89 “Reg. D” has the meaning in Section 4.6(b) hereof.

2.90 “Registration Rights Agreement” has the meaning in Section 1.4(a)(vi) hereof.

2.91 “Related Party” has the meaning in Section 3.28 hereof.

2.92 “Rights-of-Way” shall mean all rights-of-way, easements and related agreements and instruments granting Argosy access, license or other interest in real property.

2.93 “Securities Act” has the meaning in Section 4.6(a) hereof.

2.94 “Short Period Tax Returns” has the meaning in Section 1.7(a)(i) hereof.

2.95 “Subsidiary” shall mean any Person with respect to which a specified Person (or Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or other governing body.

2.96 “Taxes” shall mean all federal, state, local, foreign and other governmental net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties, or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term “Tax”  shall mean any one of the foregoing Taxes.

2.97 “Tax Return” shall mean all reports, returns, information returns, declarations, statements, and other documents required to be filed in respect of Taxes.

2.98 “Third Party Claim” has the meaning in Section 13.5(a) hereof.

2.99 “Transferred Materials” has the meaning in Section 3.35(a) hereof.

ARTICLE III
Representations and Warranties of Crosby Related to Argosy

As a material inducement to purchase the Argosy Interests and consummate the Contemplated Transactions, Crosby represents and warrants to GTEI as follows:

3.1 Organization and Good Standing.

(a) Argosy is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Utah, with power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the contracts to which it is a party. Crosby has delivered to GTEI copies of Argosy’s certificate of limited partnership and its partnership agreement, as currently in effect.

(b) Argosy is duly qualified to do business as a foreign partnership and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where failure to be so qualified could not reasonably be expected to have a material adverse effect on its financial condition, business operations, liabilities or assets (an “MAE”).

3.2 Subsidiaries.

Schedule 3.2(a) of the Disclosure Schedules lists (i) the name, type of entity and state of organization of the one Subsidiary of Argosy and (ii) the name and Colombian registration number of Argosy’s registered branch office in Colombia. The Subsidiary is an entity organized under the laws of Colombia. Such Subsidiary has no operations. All of the outstanding equity interests of such Subsidiary are wholly owned, beneficially, by Argosy. There are no outstanding options or warrants with the respect to the equity interests of such Subsidiary or agreements, arrangements, or understandings to issue options or warrants with respect to the equity interests of such Subsidiary.

3.3 Directors; Officers.

The name of each director (or manager or similar position) and officer of Argosy and each Subsidiary on the date hereof, and the position with Argosy and each Subsidiary, are listed in Schedule 3.3 of the Disclosure Schedules.

3.4 Authority; No Conflict.

(a) Except as set forth in Schedule 3.4(a) of the Disclosure Schedules, the consummation or performance of any of the Contemplated Transactions shall not, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation of (A) any provision of the certificate of limited partnership or partnership agreement of Argosy, or (B) any resolution adopted by AEC or the Limited Partner of Argosy;

(ii) contravene, conflict with, or result in a violation of, or give any Governmental Body the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Argosy, or any of the assets owned or used by Argosy, may be subject, other than such contraventions, conflicts or violations as would occur solely as a result of the identity or the legal or regulatory status of GTEI or any of its affiliates (determined without regard to GTEI’s ownership of the Argosy Interests); or

(iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Argosy that otherwise relates to the business of, or any of the assets owned or used by, Argosy.

(b) Except as set forth in Schedule 3.4(b) of the Disclosure Schedules, Argosy is not, and Argosy shall not be, required to give any notice to or obtain any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization) (each, a “Consent”) from any Person in connection with the execution and delivery of any of the Operative Agreements to which it is a party or the consummation or performance of any of the Contemplated Transactions.

3.5 Capitalization.

Included in the Argosy Interests are constitute all of the authorized and outstanding capital securities of AEC and Argosy, all of which are owned beneficially and of record as set forth on Exhibit A attached hereto. As applicable, the Argosy Interests (other than the Original Purchase Documents) are duly authorized, validly issued, fully paid and nonassessable. The Argosy Interests (other than the Original Purchase Documents) have not been issued in violation of any preemptive rights or similar rights. Other than this Agreement and except as set forth in Schedule 3.5 of the Disclosure Schedules, there are no contracts relating to the issuance, sale, voting, or transfer of any equity securities or other securities (including warrants and options) of Argosy. Except the Subsidiaries set forth in Schedule 3.2(a) and as set forth in Schedule 3.5 of the Disclosure Schedules, Argosy does not own, or have any contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

3.6 Financial Statements.

(a) Attached hereto as Schedules 3.6(a)-1, 3.6(a)-2, 3.6(a)-3 and 3.6(a)-4 are: (i) the audited balance sheets of Argosy as of December 31, 2003, 2004, and 2005 (the “Audited Balance Sheets”), and the related audited statements of income and cash flow for each of the fiscal years then ended, together with the report thereon of KPMG LLP, independent certified public accountants to Argosy (collectively, the “Audited Financial Statements”), and (ii) the unaudited balance sheet of Argosy as of March 31, 2006 (the “Interim Balance Sheet”), and the related unaudited statements of income and cash flow for the three-month period then ended (collectively, the “Interim Financial Statements”).

(b) The Audited Financial Statements and notes thereto fairly present in all material respects the financial condition and the results of operations and cash flow of Argosy at the respective dates of and for the periods referred to in the Audited Financial Statements. Except as set forth in the notes thereto and as disclosed in Schedule 3.6(b) of the Disclosure Schedules, the Audited Financial Statements have been prepared in accordance with GAAP and reflect the consistent application of such accounting principles throughout the periods involved. The Audited Financial Statements have been prepared based on the books and records of Argosy.

(c) To Crosby’s Knowledge, the Interim Financial Statements fairly present in all material respects the financial condition and the results of operations and cash flow of Argosy at and as of March 31, 2006, for the periods referred to in the Interim Financial Statements. To Crosby’s Knowledge and except as disclosed in Schedule 3.6(c) of the Disclosure Schedules, the Interim Financial Statements have been prepared in accordance with GAAP, subject to normal recurring year-end adjustments (the effect of which shall not, individually or in the aggregate, be materially adverse to Argosy) and the absence of notes (that, if presented, would not differ materially from those included in the Audited Financial Statements). The Interim Financial Statements have been prepared based on the books and records of Argosy.

3.7 Books and Records.

The books of account, unit record books, and other records of Argosy, all of which have been made available to GTEI, are accurate and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. At the Closing, all of those books and records shall be in the possession of Argosy.

3.8 Title to Properties; Liens.

(a) Schedule 3.8(a) of the Disclosure Schedules sets forth a complete and correct list of all real property which is owned or leased by Argosy, and any other real property with respect to which Argosy has an option to purchase or right of first refusal.

(b) Except as set forth in Schedule 3.8(b), Argosy owns (with good, valid, marketable, fee simple and indefeasible title in the case of real property) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own, including all of the properties and assets reflected in the most recent Audited Balance Sheet and the Interim Balance Sheet (except for personal property sold since the date of the most recent Audited Balance Sheet in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by Argosy since the date of the most recent Audited Balance Sheet (except for personal property acquired and sold since the date of the most recent Audited Balance Sheet in the Ordinary Course of Business). Except as set forth in Schedule 3.8(b), all such properties and assets are located in the country of Colombia.

(c) Argosy enjoys peaceful and undisturbed possession of all real property owned or leased by it. No landlord-tenant disputes exist with respect to any such real property. No security deposit or portion thereof deposited with respect to any leased real property has been applied in respect of a breach or default under such lease which has not been redeposited in full. Except as set forth in Schedule 3.8(c), Argosy has not subleased, licensed or otherwise granted any Person the right to use or occupy any real property or any portion thereof.

3.9 Oil and Gas Contracts. Argosy is, to the extent described in Schedule 3.9 of the Disclosure Schedules, the operator of the Historical Properties covered by the Oil and Gas Contracts. All royalty interests, Argosy working interests, other working interests and Argosy’s net revenue interest, which are all of the burdens on production from the Historical Properties, are reflected in the percentage interests set forth on Schedule 1.8 of the Colombian Participation Agreement. Such percentage interests on Schedule 1.8 of the Colombian Participation Agreement are in full force and effect, and all payments due thereon will be fully and timely paid when due.

3.10 Wells. Schedule 3.10 contains a true, correct and complete list of all oil and gas wells located on the Historical Properties producing Hydrocarbons as of the date hereof, including the percentage and type of interest therein.

3.11 Owned and Leased Tangible Personal Property.

(a) Title to all items of tangible, personal property and equipment included within the Historical Properties is held by Argosy, free and clear of any claim, lease, mortgage, security interest, conditional sale agreement or other title retention agreement, restriction or Lien or encumbrance of any kind or nature whatsoever, except as set forth on Schedule 3.11, and other than the rights of Argosy’s joint venture partners set forth on Schedule 3.20(a)(v).

(b) Each item of tangible personal property and equipment is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business. No item of tangible personal property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. Except as disclosed in Schedule 3.11, all items of tangible personal property and equipment used in Argosy’s business is in the possession of Argosy.

3.12 Accounts Receivable.

To Crosby’s Knowledge, all accounts receivable, notes receivable from customers and all other obligations from customers with respect to the sale of goods or services, whether or not evidenced by a note, of Argosy that are reflected on the Audited Balance Sheets or the Interim Balance Sheet or on the accounting records of Argosy as of the Closing Date (collectively, the “Accounts Receivable”) represent or shall represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. To Crosby’s Knowledge, Schedule 3.12 of the Disclosure Schedules contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth appropriate reserves for such Accounts Receivable.

3.13 Inventory.

All inventory of Argosy, whether or not reflected in the Audited Balance Sheets or the Interim Financial Statements, consists of a quality usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off, written down or adequately reserved for to net realizable value in the Audited Balance Sheets or the Interim Balance Sheet or on the accounting records of Argosy as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of Argosy.

3.14 Taxes.

(a) All Tax Returns required to be filed by Argosy have been accurately prepared in all respects and timely filed and all Taxes for which Argosy may be held liable, have been paid or accrued within the prescribed period or any extension thereof.

(b) (i) No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Argosy, and Argosy has not received a written notice of any pending or proposed claims, audits or proceedings with respect to Taxes, (ii) Argosy has not received any written notice of deficiency or assessment from any Governmental Body for any amount of Tax that has not been fully settled or satisfied, and (iii) no claim has been made in writing by any Governmental Bodies in a jurisdiction where Argosy does not file Tax Returns that it is, or may be, subject to taxation by that jurisdiction.

(c) There are no Tax liens upon any property of Argosy or the Argosy Interests, except for Liens for current Taxes not yet due and payable.

(d) At all times during its existence, Argosy has been a “partnership” for United States federal income tax purposes. At all times during its existence, Argosy has not been a “publicly traded partnership” within the meaning of Code section 7704 and the corresponding Treasury Regulations. Argosy is not and never has been a “corporation” or an entity taxable as an “association” for United States federal income tax purposes.

(e) Neither Argosy nor anyone on behalf of Argosy has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

(f) Set forth in Schedule 3.14 of the Disclosure Schedules are Argosy’s federal employer identification number and any Tax or employer identification number used in any state or foreign jurisdiction by Argosy.

(g) Argosy has delivered or made available to GTEI correct and complete copies of all federal income Tax Returns of or which include Argosy, and any examination reports, and statements of deficiencies assessed against or agreed to by Argosy since January 1, 2003.

3.15 No Material Adverse Change.

From the date of the most recent Audited Balance Sheet, there has not been any material adverse change in the financial condition, business operations, liabilities or assets of Argosy, taken as a whole, and no event has occurred or circumstance exists that may result in such a material adverse change. For the purposes of this Section 3.15, neither (i) any matters concerning the drilling of the POPA #1 well nor (ii) the failure of the POPA Prospect Area to become a commercial field, shall constitute a material adverse change in the financial condition, business operations, liabilities or assets of Argosy, nor shall such failure constitute an event or circumstance that may result in a material adverse change.

3.16 Employee Benefits.

(a) Argosy has no United States-based Argosy Benefit Plans, including any United States-based Argosy Benefit Plans subject to ERISA.

(b) Argosy has delivered to GTEI, or has made available for GTEI to review, all personnel, payroll and employment manuals and policies.

(c) All Argosy Benefit Plans that are maintained by Argosy or any Subsidiary outside of the United States primarily for the benefit of current or former employees of Argosy or its Subsidiaries working outside the United States (the “Foreign Benefit Plans”) have been established, maintained, and administered in material compliance with their terms, and a complete and accurate list of all such plans is set forth on Schedule 3.16 of the Disclosure Schedules.

3.17 Compliance with Legal Requirements; Governmental Authorizations.

Except for Environmental Matters, which are addressed in Section 3.22:

(a) To Crosby’s Knowledge, Argosy is, and at all times since January 1, 2003 has been, in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets.

(b) Argosy has not received, at any time since January 1, 2001, any written, or to Crosby’s Knowledge oral, notice or other communication from any Governmental Body regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible, or potential obligation on the part of Argosy to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, in each case the failure of which to satisfy or meet could reasonably be expected to result in a MAE, nor, to Crosby’s Knowledge, is Argosy aware of any information which might form the Basis of any such claims.

3.18 Legal Proceedings; Orders.

(a) Except as set forth in Schedule 3.18(a) of the Disclosure Schedules, there is no pending Proceeding:

(i) that has been commenced by or against Argosy or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Argosy;

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions; or

(iii) to Crosby’s Knowledge, (1) no such Proceeding has been threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a Basis for the commencement of any such Proceeding, except as set forth in Schedule 3.18(a). Argosy has delivered or made available to GTEI copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Schedule 3.18(a).

(b) Except as set forth in Schedule 3.18(b) of the Disclosure Schedules:

(i) there is no Order to which Argosy, or any of the assets owned or used by Argosy, is subject; and

(ii) no officer, director, agent, or employee of AEC or Argosy is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of AEC or Argosy.

3.19 Absence of Certain Changes and Events.

Except as set forth in Schedule 3.19 of the Disclosure Schedules, since December 31, 2005, Argosy has conducted its business only in the Ordinary Course of Business and there has not been any action taken by Argosy, or failure by Argosy to take any action, during the period from the date of the most recent Audited Balance Sheet through the date of this Agreement that, if Argosy had taken such action, or failed to take such action, as applicable, during the period from the date of this Agreement through the Closing Date, would constitute a breach of Section 7.2 or 7.3. Since the date of the most recent Audited Balance Sheet, there has been no damage to or destruction or loss of any asset or property of Argosy, whether or not covered by insurance, materially and adversely affecting the financial condition, business operations, liabilities or assets of Argosy.

3.20 Contracts; No Defaults.

(a) Schedule 3.20(a) of the Disclosure Schedules contains a complete and accurate list of the following contracts. Argosy has delivered or made available to GTEI true and complete copies (summaries of in the case of oral contracts), of the following contracts in effect as of the date hereof and as of Closing:

(i) Schedule 3.20(a)(i) of the Disclosure Schedules contains a complete and accurate list of each contract that involves performance of services or delivery of goods or materials by Argosy of an amount or value in excess of $250,000 during an annual period;

(ii) Schedule 3.20(a)(ii) of the Disclosure Schedules contains a complete and accurate list of each contract that involves performance of services or delivery of goods or materials to Argosy of an amount or value in excess of $250,000 during an annual period;

(iii) Schedule 3.20(a)(iii) of the Disclosure Schedules contains a complete and accurate list of each contract that was not entered into in the Ordinary Course of Business;

(iv) Schedule 3.20(a)(iv) of the Disclosure Schedules contains a complete and accurate list of each lease, rental or occupancy agreement, license (other than with respect to Owned Intellectual Property Assets), installment and conditional sales agreement, and other contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $250,000 and with terms of less than one year);

(v) Schedule 3.20(a)(v) of the Disclosure Schedules contains a complete and accurate list of each joint venture, partnership, and other contract (however named) involving a sharing of benefit plans (not including, however, any Argosy Benefit Plans), profits, losses, costs, or liabilities by Argosy with any other Person;

(vi) Schedule 3.20(a)(vi) of the Disclosure Schedules contains a complete and accurate list of each contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods less than $250,000;

(vii) Schedule 3.20(a)(vii) of the Disclosure Schedules contains a complete and accurate list of each warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by Argosy other than in the Ordinary Course of Business;

(viii) Schedule 3.20(a)(viii) of the Disclosure Schedules contains a complete and accurate list of each contract which relates to the employment, retirement or termination of the services of any officer, employee or consultant (whose annual salary exceeds $250,000) or former officer, employee or consultant of Argosy who is entitled to payments thereunder after the date of this Agreement;

(ix) Schedule 3.20(a)(ix) of the Disclosure Schedules contains a complete and accurate list of each contract which relates to the borrowing of money, the guaranty of another Person’s borrowing of money or any capital lease obligation;

(x) Schedule 3.20(a)(x) of the Disclosure Schedules contains a complete and accurate list of license agreements, cross-license agreements, research agreements, development agreements, distribution agreements, end-user license agreements, advertising agreements, settlement agreements, consent-to-use agreements and covenants not to sue, pursuant to which (i) any Person has licensed or granted to Argosy any right to use, exploit or practice any of such Person’s Intellectual Property; (ii) Argosy has: (x) granted to any Person any right to use, exploit or practice any Intellectual Property in which Argosy holds any right, title or interest, or (y) agreed to any restriction on the right of Argosy to use or enforce any Intellectual Property or to use any Intellectual Property; or (iii) Argosy is obligated to pay royalties, share revenue or account for profits to any other Person in an amount greater than $250,000;

(xi) Schedule 3.20(a)(xi) of the Disclosure Schedules contains a complete and accurate list of each contract which provides for future payments that are conditioned, in whole or in part, on a change of control of Argosy;

(xii) Schedule 3.20(a)(xii) of the Disclosure Schedules contains a complete and accurate list of each contract which restricts the right of Argosy or its current or future affiliates to compete in any way with any other Person or which contains covenants pursuant to which any Person has agreed not to compete, or covenants which otherwise restrict a Person’s ability to engage freely, in any line of business or geographic area with respect to Argosy or any of its current or future affiliates, or covenants pursuant to which any Person has agreed not to disclose to others information concerning its business;

(xiii) Schedule 3.20(a)(xiii) of the Disclosure Schedules contains a complete and accurate list of each contract which the consequence of a default or termination thereof would result in a material adverse change in the financial condition, business operations, liabilities or assets of Argosy;

(xiv) Schedule 3.20(a)(xiv) of the Disclosure Schedules contains a complete and accurate list of each contract which, along with any related agreements, involves consideration in excess of $250,000;

(xv) Schedule 3.20(a)(xv) of the Disclosure Schedules contains a complete and accurate list of each contract which would prohibit or delay the consummation of any of the Contemplated Transactions or cause Argosy to pay any money to any Person (including any employee) in connection with the consummation of any of the Contemplated Transactions;

(xvi) Schedule 3.20(a)(xvi) of the Disclosure Schedules contains a complete and accurate list of each contract, agreement or instrument which requires performance outside of the country of Colombia, pertains to assets located outside of the country of Colombia, or pertains to a subject matter located or performed outside of the country of Colombia; and

(xvii) Schedule 3.20(a)(xvii) of the Disclosure Schedules contains, without duplication, a complete and accurate list of each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

Each of the foregoing is referred to in this Agreement as a “Material Contract.” Each Material Contract is legal, valid and binding on, and enforceable against, Argosy and each other party thereto, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). Each Material Contract will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the Contemplated Transactions. Argosy has performed in all material respects all obligations required to be performed by it under each Material Contract and to Crosby’s Knowledge each other party to each Material Contract has performed in all material respects all obligations required to be performed by it under such Material Contract. Argosy has not violated, breached or defaulted under, nor has it received notice of, any violation, acceleration or breach of or default under (or any condition which with the passage of time or the giving of notice or both would cause such a violation, acceleration of or default under), any Material Contract and to Crosby’s Knowledge no other party to a Material Contract has violated, breached or defaulted under any Material Contract. There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Argosy under any current or completed contract, agreement, commitment or understanding with any Person and no Person has made a demand for such renegotiation. The contracts, agreements, commitments or understandings relating to the provision of services or products by Argosy have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any law. Schedule 3.20(a) of the Disclosure Schedules provides Argosy’s good faith estimate of the additional costs and expenses which will accrue to Argosy under any Material Contract as a result of the Contemplated Transactions, and such estimate is, in the aggregate, accurate in all material respects. This entire paragraph is subject to the disclosures made in the Disclosure Schedules.

(b) No officer, director, agent, employee, consultant, or contractor of Argosy is bound by any contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of Argosy, or (B) assign to Argosy or to any other Person any rights to any invention, improvement, or discovery.

3.21 Insurance.

(a) Schedule 3.21(a) of the Disclosure Schedules contains a summary of all policies of insurance to which Argosy is a named insured or under which Argosy, or any officer or manager of Argosy, is or has been an insured at any time within the five years preceding the date of this Agreement. Argosy has delivered or made available to GTEI true and complete copies of all such policies of insurance.

(b) Except as set forth in Schedule 3.21(b) of the Disclosure Schedules, all policies under which Argosy is a named insured (i) are valid and enforceable; and (ii) do not provide for any material retrospective premium adjustment or other experienced-based liability on the part of Argosy.

(c) Argosy has paid all premiums due, and has otherwise performed all of its respective obligations, under each policy to which Argosy is a party or that provides coverage to Argosy or any officer or manager thereof.

(d) Argosy has given notice to the insurer of all claims that to Crosby’s Knowledge are insured thereby.

(e) Except as set forth in Schedule 3.21(e) of the Disclosure Schedules, Argosy does not have any self-insurance arrangement.

3.22 Environmental Matters.

Except as set forth in Schedule 3.22 of the Disclosure Schedules, and to Crosby’s Knowledge:

(a) Argosy is in compliance with, and does not have liability under, any Environmental Law or any Environmental Permit;

(b) Argosy has not received any order, notice, or other written communication, or verbal communication, from any Governmental Body or third party of any alleged failure to comply with any Environmental Law or Environmental Permit, or of any obligation to undertake or bear the cost of any investigation and remediation with respect to (i) any real property, leaseholds, or other interests currently or formerly owned or operated by Argosy and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently owned or operated by Argosy (the “Facilities”) or (ii) any other properties or assets (whether real, personal, or mixed) in which Argosy has had an interest, or with respect to any property to which Hazardous Materials generated by Argosy may have been sent where the alleged noncompliance or obligation described in such order, notice or communication remains unresolved;

(c) there are no Proceedings or threatened claims, Liens (except Permitted Liens), or other restrictions of any nature, arising under or pursuant to any Environmental Law or Environmental Permit, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Argosy has an interest;

(d) there are no Hazardous Materials present in the soil or groundwater at the Facilities or any real property, leaseholds, or other interests currently or formerly owned or operated by Argosy in such amounts that would give rise to material liabilities or obligations under any Environmental Law or that may inhibit or increase the cost of expansion on or use of any of the Facilities; and

(e) Argosy has obtained all Environmental Permits required for compliance under the Environmental Laws for the operation of Argosy and its assets as are currently being conducted. A list of the Environmental Permits is attached hereto as Schedule 3.22(e). All required renewals of the Environmental Permits have been timely filed and Argosy has no reason to believe any such Environmental Permits will not be reissued in due course without adverse conditions and without material expense or delay. No consent or approval from any Governmental Body is required under any Environmental Law or Environmental Permit in order to consummate the Contemplated Transactions.

3.23 Employees.

(a) Schedule 3.23(a) of the Disclosure Schedules contains a complete and accurate list of the following information for each employee of Argosy, including each employee on leave of absence or layoff status: name; job title and current compensation paid or payable (including bonuses paid or payable).

(b) No employee of Argosy is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other Person that in any way adversely affects or shall affect (i) the performance of his duties as an employee of Argosy, or (ii) the ability of Argosy to conduct its business. No key employee of Argosy has notified Argosy that such key employee intends to terminate his employment or resign any office with Argosy.

3.24 Labor Relations; Compliance.

(a) Except as set forth in Schedule 3.24(a) of the Disclosure Schedules, since January 1, 2004, Argosy has not been nor is it a party to any collective bargaining or other labor contract. Except as set forth in Schedule 3.24(a) of the Disclosure Schedules, since January 1, 2004, there has not been, there is not presently pending or existing, and to Crosby’s Knowledge there is not threatened, (i) any strike, slowdown, picketing, work stoppage, or employee grievance process, (ii) any Proceeding against or affecting Argosy relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters. There is no lockout of any employees by Argosy, and no such action is contemplated by Argosy.

(b) Schedule 3.24(b) of the Disclosure Schedules sets forth a list of all former employees of Argosy to which Argosy has outstanding obligations, and a summary of such obligations.

3.25 Intellectual Property.

(a) Agreements.

Schedule 3.25(a) of the Disclosure Schedules contains a complete and accurate list and summary description of all contracts relating to the Owned Intellectual Property Assets to which Argosy is a party or by which Argosy is bound, except for any license implied by the sale of a product and licenses for commonly available software programs with a value of less than $5,000 under which Argosy is the licensee. There are no outstanding and, to Crosby’s Knowledge, no threatened disputes or disagreements with respect to any such agreement.

(b) Intellectual Property.

Argosy either owns all right, title, and interest in each of the Owned Intellectual Property Assets, free and clear of all Liens (except Permitted Liens), or has rights to the Intellectual Property sufficient for the operation of Argosy’s business as it is currently conducted.

(c) Patents.

(i) Schedule 3.25(c) of the Disclosure Schedules contains a complete and accurate list and summary description of all Owned Patents.

(ii) No Owned Patent is infringed upon or, to Crosby’s Knowledge, has been threatened in any way. None of the products manufactured and sold, nor any process or know-how used, by Argosy infringes or is alleged to infringe any Patent of any other Person.

(d) Trademarks.

(i) Schedule 3.25(d) of the Disclosure Schedules contains a complete and accurate list and summary description of all Owned Registered Marks.

(ii) No Owned Mark is infringed upon or, to Crosby’s Knowledge, has been threatened in any way. None of the Marks used by Argosy infringes or is alleged to infringe any Mark of any third party.

(e) Copyrights.

(i) Schedule 3.25(e) of the Disclosure Schedules contains a complete and accurate list and summary description of all Owned Registered Copyrights.

(ii) No Owned Copyright is infringed upon or, to Crosby’s Knowledge, has been threatened in any way. None of the subject matter of any of the Copyrights used by Argosy infringes or is alleged to infringe any Copyright of any third party.

3.26 Brokers or Finders.

Except as set forth in Schedule 3.26 of the Disclosure Schedules, Argosy and its representatives have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Operative Agreements and the Contemplated Transactions.

3.27 No Undisclosed Liabilities.

Except as set forth on Schedule 3.27, Argosy has no liabilities or obligations of any nature except for (i) liabilities, indebtedness, commitments, expenses, claims, deficiencies or obligations reflected or reserved against on the face of the Audited Financial Statements (and not the notes thereto), the Interim Financial Statements or referenced on any Schedule hereto, (ii) liabilities or obligations that would not be required to be disclosed in the Audited Financial Statements (or the notes thereto) or the Interim Financial Statements in accordance with GAAP and (iii) liabilities incurred by Argosy in the Ordinary Course of Business since the date of the Interim Financial Statements (none of which are the result of a breach of contract, breach of warranty or tort).

3.28 Transactions with Affiliates.

Except as set forth in Schedule 3.28 of the Disclosure Schedules, there are no material contracts in effect on the date hereof or which will become effective or remain in effect after the Closing Date between AEC and Argosy on the one hand and Crosby or any of its affiliates (each such Person, other than Argosy, being referred to herein as a “Related Party”) on the other. Except as set forth in Schedule 3.28 of the Disclosure Schedules, no Related Party owns or has owned (of record or as a beneficial owner) an interest in a Person that has (a) had business dealings or a direct or indirect financial interest in any transaction with Argosy, other than business dealings or transactions conducted in the Ordinary Course of Business at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in a business competing with Argosy with respect to any line of the products or services of Argosy in any market presently served by Argosy, except for the ownership of less than 2% of the outstanding capital stock of any such competing business that is publicly traded on any recognized exchange or in the over the counter market. Except (i) as is set forth in Schedule 3.28 of the Disclosure Schedules, (ii) with respect to any claims or rights under the Operative Agreements and (iii) with respect to any indemnity rights under Argosy’s Third Amended and Restated Agreement of Limited Partnership, as amended, and as in effect on the date hereof, none of Crosby, its members, Leon J. Backes or Robert J. Schumacher has any claims or rights, directly or indirectly, against Argosy.

3.29 Customers and Suppliers.

Schedule 3.29 of the Disclosure Schedules sets forth a true and complete list by dollar volume of sales made or services provided in the aggregate by Argosy or for Argosy for the one-year period ended December 31, 2005 and the three-month period ended March 31, 2006, to the 10 largest customers for each such time period (such customers, the “Material Customers”) and from the 10 largest suppliers for each such time period (such suppliers, the “Material Suppliers”). Except as set forth in Schedule 3.29 of the Disclosure Schedules, none of the Material Customers or Material Suppliers has: (a) notified Argosy that such Person intends or has threatened to terminate, not to extend, not to renew, not to expand or to materially reduce its business relationship with Argosy in calendar year 2006 or thereafter or (b) changed, or requested a change to, the terms of any contract. Since the date of the Interim Balance Sheet, there has been no material adverse change in the business relationship of Argosy with any of the Material Customers or Material Suppliers, and no indication that any such change is reasonably foreseeable.

3.30 Certain Payments.

Since January 1, 2003, neither Argosy nor any employee of Argosy nor any other Person associated with or acting for or on behalf of Argosy, has directly or indirectly with respect to Argosy (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Argosy or any affiliate of Argosy, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of Argosy.

3.31 Bank and Brokerage Accounts; Investment Assets.

Schedule 3.31 of the Disclosure Schedules sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which Argosy has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names and titles and capacities of the respective representatives of Argosy having signatory power with respect thereto; and (c) a list of each investment asset, the name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

3.32 No Argosy Debt.

Argosy has no outstanding Argosy Debt other than as set forth on Schedule 3.32 of the Disclosure Schedules and, between the date of this Agreement and the Closing, has no intention to incur any additional Argosy Debt.

3.33 Argosy Interests.

To Crosby’s Knowledge, Argosy has no obligations under the agreements set forth under clause (iii) of the definition of “Argosy Interests” except obligations which, post-Closing, Argosy will owe to itself.

3.34 Disclosure.

No representation or warranty regarding Argosy contained in the Operative Agreements, and no statement contained in the Disclosure Schedules or in any certificate, list or other writing furnished to GTEI pursuant to any provision of the Operative Agreements (including without limitation the Audited Financial Statements and Interim Financial Statements) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

3.35 Representations and Warranties Exclusive.

Except as specifically and expressly set forth in this Agreement, Crosby has not made, and will not make, any representation or warranty, whether direct or indirect, express or implied, oral or written, or statutory, whatsoever in connection with this Agreement or the transactions contemplated herein. Notwithstanding any other provision of this Agreement, and in addition to (and not in limitation of) the first sentence of this Section 3.35, Crosby specifically disclaims any representation or warranty whatsoever regarding the following:

(a) The accuracy or completeness of data, information, or materials, whether oral or written, and in whatever media provided (collectively, the “Transferred Materials”) furnished at any time by Crosby, Argosy or any of their respective agents, attorneys, accountants, auditors advisors or representatives (collectively, the “Crosby Transferors”) to GTEI or any of its agents, attorneys, accountants, auditors advisors or representatives (collectively, the “GTEI Recipients”) in connection with:

(i)  the Historical Properties or the quality or quantity of Hydrocarbon reserves and/or prospective resources (if any) attributable to the Historical Properties (provided, however, that this Section 3.35(a)(i) shall not limit the representations and warranties set forth in Sections 3.8, 3.9, 3.10 and 3.11); or

(ii) the ability of the Historical Properties to produce Hydrocarbons.

All Transferred Materials furnished by any of the Crosby Transferees to any of the GTEI Recipients were transferred as a convenience, and reliance on or use of them is at GTEI’s sole risk.

(b) Recovery (or no recovery) of Hydrocarbons from any of the Historical Properties.

(c) The Historical Properties or the quality or quantity of Hydrocarbon reserves and/or prospective resources (if any) attributable to the Historical Properties.

(d) The ability of the Historical Properties to produce Hydrocarbons.

ARTICLE IV
Representations and Warranties Regarding AEC .

As a material inducement to purchase the Argosy Interests and consummate the Contemplated Transactions, Crosby represents and warrants to GTEI with respect to AEC only, as follows:

4.1 Organization and Good Standing.

(a) AEC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the contracts to which it is a party. Crosby has delivered to GTEI copies of AEC’s certificate of incorporation and bylaws, as currently in effect.

(b) AEC is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where failure to be so qualified could not reasonably be expected to have a MAE.

4.2 General Partner.

AEC is the sole General Partner of Argosy.

4.3 Partnership Interest.

AEC owns, beneficially and of record, solely the general partnership interest in Argosy. AEC’s general partnership interest equals 0.7143% of the total equity of Argosy. Other than the Lien in favor of Aviva, which shall be released contemporaneously with the Closing, the general partnership interest is free and clear of all Liens. AEC is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the partnership interest of Argosy. AEC is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of the general partnership interest. Except for such general partnership interest, AEC does not own, or have any contract to acquire, any other securities of any Person or any direct or indirect equity or ownership interest in any other business.

4.4 Directors; Officers.

The names of all directors and officers of AEC on the date hereof, and such persons’ positions with AEC, are listed in Schedule 4.4 of the Disclosure Schedules.

4.5 Authority; No Conflict.

(a) The Operative Agreements to which AEC is a party constitute legal, valid and binding obligations of AEC, enforceable against AEC in accordance with their terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(b) Except as set forth in Schedule 4.5(b) of the Disclosure Schedules, the consummation or performance of any of the Contemplated Transactions shall not, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation of (A) any provision of the certificate of incorporation or bylaws of AEC, or (B) any resolution adopted by the board of directors of AEC; or

(ii) contravene, conflict with, or result in a violation of, or give any Governmental Body the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which AEC may be subject, other than such contraventions, conflicts or violations as would occur solely as a result of the identity or the legal or regulatory status of GTEI or any of its affiliates.

(c) Except as set forth in Schedule 4.5(c) of the Disclosure Schedules, AEC is not, and shall not be, required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of any of the Operative Agreements to which it is a party or the consummation or performance of any of the Contemplated Transactions.

4.6 Capitalization.

The authorized capital of AEC consists of 1,000 shares of common stock, par value $0.001 per share (the “AEC Stock”), of which 1,000 shares are issued and outstanding as of the date of this Agreement. Such outstanding shares of AEC Stock constitute all of the authorized and outstanding capital securities of AEC, all of which are owned beneficially and of record by Crosby. The outstanding shares of AEC Stock are duly authorized, validly issued, fully paid and nonassessable. The outstanding shares of AEC Stock have not been issued in violation of any preemptive rights or similar rights.

4.7 Business.

AEC has only one asset (real, personal or mixed), its general partnership interest in Argosy. AEC has no employees. AEC has no liabilities and/or executory contracts, independent of its capacity as General Partner of Argosy.

4.8 Taxes.

(a) All Tax Returns required to be filed by AEC have been accurately prepared in all respects and timely filed and all Taxes for which AEC may be held liable, have been paid or accrued within the prescribed period or any extension thereof. All Taxes required to be withheld by AEC, including but not limited to, Taxes arising as a result of payments to employees of AEC, have been collected or withheld, and have either been paid to the respective Government Bodies, set aside in accounts for such purpose, or accrued, reserved against, and entered upon the books and records of AEC.

(b) (i) No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of AEC, and AEC has not received a written notice of any pending or proposed claims, audits or proceedings with respect to Taxes, (ii) AEC has not received any written notice of deficiency or assessment from any Governmental Body for any amount of Tax that has not been fully settled or satisfied, and (iii) no claim has been made in writing by any Governmental Bodies in a jurisdiction where AEC does not file Tax Returns that it is, or may be, subject to taxation by that jurisdiction.

(c) There are no Tax liens upon any property or equity securities of AEC, except for Liens for current Taxes not yet due and payable.

(d) At all times during its existence, AEC has been a “C Corporation” for United States federal income tax purposes.

(e) Neither AEC nor anyone on behalf of AEC has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

(f) Set forth in Schedule 4.8 of the Disclosure Schedules are Argosy’s federal employer identification number and any Tax or employer identification number used in any state or foreign jurisdiction by AEC.

(g) AEC has disclosed on its United States federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code section 6662.

(h) AEC has made available to GTEI correct and complete copies of all federal income Tax Returns of or which include AEC, and any examination reports, and statements of deficiencies assessed against or agreed to by AEC since January 1, 2003.

4.9 Compliance with Legal Requirements; Governmental Authorizations.

AEC is, and at all times since January 1, 2003 has been, in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets. AEC has not received, at any time since January 1, 2001, any notice or other communication (whether oral or written) from any Governmental Body regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible, or potential obligation on the part of AEC to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, in each case the failure of which to satisfy or meet could reasonably be expected to result in a MAE, nor is AEC aware of any information which might form the Basis of any such claims.

4.10 Legal Proceedings; Orders.

Except as set forth in Schedule 4.10 of the Disclosure Schedules, there is no pending Proceeding:

(a) that has been commenced by or against AEC or that otherwise relates to or may affect the business of, or any of the assets owned or used by, AEC;

(b) to Crosby’s Knowledge (i) no such Proceeding has been threatened, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a Basis for the commencement of any such Proceeding, except as set forth in Schedule 4.10.

4.11 No Undisclosed Liabilities.

AEC has no liabilities or obligations of any nature, except as the general partner of Argosy.

4.12 No AEC Debt.

AEC has no outstanding debt and, between the date of this Agreement and the Closing, has no intention to incur any debt.

4.13 Brokers or Finders.

Except as set forth in Schedule 4.13 of the Disclosure Schedules, AEC and its representatives have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Operative Agreements and the Contemplated Transactions.

4.14 Transactions with Affiliates.

Except as set forth in Schedule 4.14 of the Disclosure Schedules, there are no material contracts in effect on the date hereof or which will become effective or remain in effect after the Closing Date between AEC and Argosy on the one hand and Crosby or any of its affiliates (each such Person, other than AEC, being referred to herein as a “Related Party” for the purposes of this Section 4.16) on the other. Except as set forth in Schedule 4.14 of the Disclosure Schedules, no Related Party owns or has owned (of record or as a beneficial owner) an interest in a Person that has (a) had business dealings or a direct or indirect financial interest in any transaction with AEC, other than business dealings or transactions conducted in the Ordinary Course of Business at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in a business competing with AEC with respect to any line of the products or services of AEC in any market presently served by AEC, except for the ownership of less than 2% of the outstanding capital stock of any such competing business that is publicly traded on any recognized exchange or in the over the counter market. Except (i) as is set forth in Schedule 4.14 of the Disclosure Schedules, (ii) with respect to any claims or rights under the Operative Agreements and (iii) with respect to any indemnity rights under Argosy’s Third Amended and Restated Agreement of Limited Partnership, as amended, and as in effect on the date hereof, none of Crosby, its members, Leon J. Backes or Robert J. Schumacher has any claims or rights, directly or indirectly, against AEC.

4.15 Disclosure.

No representation or warranty regarding AEC contained in the Operative Agreements, and no statement contained in the Disclosure Schedules or in any certificate, list or other writing furnished to GTEI pursuant to any provision of the Operative Agreements contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE V
Representations and Warranties Regarding Crosby

As a material inducement to purchase the Argosy Interests and consummate the Contemplated Transactions, Crosby represents and warrants to GTEI, with respect to Crosby only, as follows:

5.1 Organization and Good Standing.

Crosby is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Texas.

5.2 Authority; No Conflict.

(a) Crosby has the right, power, authority, and capacity to execute and deliver the Operative Agreements to which it is a party and to perform its obligations under the Operative Agreements to which it is a party. The Operative Agreements to which it is a party constitute legal, valid, and binding obligations of Crosby, enforceable against Crosby in accordance with their terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(b) Except as set forth in Schedule 5.2(b) of the Disclosure Schedules, Crosby is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of the Operative Agreements to which it is a party or the consummation or performance of any of the Contemplated Transactions.

(c) Neither the execution and delivery of the Operative Agreements to which it is a party nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation of (A) any provision of any governing document of Crosby, or (B) any resolution adopted by the governing body or security holders of Crosby;

(ii) contravene, conflict with, or result in a violation of, or give any Governmental Body the right to challenge, any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Crosby, or any of its assets, may be subject, other than such contraventions, conflicts or violations as would occur solely as a result of the identity or the legal or regulatory status of GTEI or any of its affiliates (determined without regard to GTEI’s ownership of the Argosy Interests); or

(iii) result in the imposition or creation of a Lien upon or with respect to the Argosy Interests sold hereunder by Crosby or the assets of Argosy.

5.3 Argosy Interests.

Except as set forth on Schedule 5.3 of the Disclosure Schedules, Crosby owns, beneficially and of record, the Argosy Interests, free and clear of all Liens. Except as set forth in Schedule 5.3 of the Disclosure Schedules, Crosby is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Argosy. Crosby is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of the Argosy Interests (other than this Agreement).

5.4 Legal Proceedings.

Except as set forth in Schedule 5.4 of the Disclosure Schedules, there is no pending Proceeding (or to Crosby’s Knowledge, threatened Proceeding) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

5.5 Brokers or Finders.

Except as set forth in Schedule 5.5 of the Disclosure Schedules, Crosby and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Operative Agreements and the Contemplated Transactions.

5.6 Investment Representations.

(a) Crosby has been advised by GTEI that and acknowledges that the Restricted Stock to be acquired by Crosby pursuant to this Agreement will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and the issuance to Crosby of such stock is being made on the basis of an exemption afforded under the Securities Act and GTEI’s reliance on such statutory exemption is based in part on the representations made herein by Crosby.

(b) Crosby is either an “accredited investor”, as defined in Rule 501 of Regulation D promulgated under the Securities Act (“Reg. D”) or has been advised by a “purchaser representative” (as defined in Reg. D) in connection with GTEI’s issuance of shares of Restricted Stock to be received by Crosby pursuant to this Agreement. Crosby, or if it is not an accredited investor, as advised by its purchaser representative, has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Restricted Stock, and is able to bear the economic risk of such investment.

(c) Crosby or if it is not an accredited investor, its purchaser representative, is familiar with the condition, financial or otherwise, of GTEI and its affairs as it has deemed necessary to evaluate the merits and risks of becoming a stockholder of GTEI and acknowledges that GTEI has offered to make available and has, when requested, made available, such additional information that would be provided in a registration statement under the Securities Act and granted access to such reasonable additional information necessary to verify the accuracy of all information furnished.

(d) Crosby, as advised by legal counsel as deemed necessary, (i) is familiar with the nature of the limitations imposed by the Securities Act, and the rules and regulations promulgated thereunder, on the transfer of the Restricted Stock, (ii) understands that the Restricted Stock must be held indefinitely unless a disposition thereof is registered under the Securities Act, or in the opinion of counsel to Crosby (reasonably acceptable to GTEI) in form and substance satisfactory to GTEI’s counsel (a signed copy of which opinion shall have been delivered to GTEI prior to the disposition of any shares of Restricted Stock), is exempt from registration under the Securities Act, including a disposition in accordance with all the requirements and limitations of Rule 144 promulgated under the Securities Act, and complies with other applicable federal and state securities laws;

(e) Crosby will acquire the Restricted Stock for its own account, for investment and not with a view to the distribution or resale thereof within the meaning of the Securities Act, nor with any present intention of selling or distributing the same; provided, that Crosby may distribute the Restricted Stock to its members in accordance with the Registration Rights Agreement.

(f) Crosby is a resident of the state of Texas.

(g) Crosby will not transfer any shares of Restricted Stock except in compliance with the terms and provisions of this Section 5.6 and with the provisions of the Registration Rights Agreement.

(h) Crosby agrees that each certificate to be received by it representing shares of Restricted Stock will bear the following legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY OTHER APPLICABLE SECURITIES LAWS.

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A REGISTRATION RIGHTS AGREEMENT AMONG GRAN TIERRA ENERGY INC. AND ITS STOCKHOLDERS. A COPY OF SUCH STOCKHOLDERS AGREEMENT CAN BE OBTAINED FROM GRAN TIERRA ENERGY INC. AT ITS EXECUTIVE OFFICES.”

(i) In addition to marking the certificates with the above legends, Crosby agrees that GTEI is authorized to notify its transfer agent of the status of the shares of Restricted Stock and to take such action, including stop transfer instructions, as GTEI in its sole discretion may deem necessary or proper to prevent the violation of the Security Act or other securities laws and to assure compliance with the terms of this Agreement; provided, however, that GTEI shall not make any such authorization or take such action with respect to shares of Restricted Stock issued to Crosby which is materially inconsistent with the manner it is treating restricted stock of other Persons.

5.7 Non-Foreign Person.

Crosby is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those items are defined in the Code and Treasury Regulations).

5.8 No Knowledge of Claims.

To Crosby’s Knowledge, there is no agreement, indebtedness, obligation or claim of any nature or kind whatsoever that it or any of its members, officers, directors, affiliates or agents has, or of which there is a Basis to have, against Argosy, AEC, GTEI or their respective successors, assigns, officers, directors, agents, employees, affiliates and subsidiaries, past and present, except such rights or claims as are contemplated by this Agreement or any other Operative Agreement, or any indemnity rights under Argosy’s Third Amended and Restated Agreement of Limited Partnership, as amended and as in effect on the date hereof, which will survive the Closing.

ARTICLE VI
Representations and Warranties of GTEI

As a material inducement to consummate the Contemplated Transactions, Gran Tierra represents and warrants to Crosby as follows:

6.1 Organization and Good Standing.

GTEI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada with full corporate power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use.

6.2 Authority; No Conflict.

(a) GTEI has the right, power, authority, and capacity to execute and deliver the Operative Agreements to which it is a party and to perform its obligations under the Operative Agreements to which it is a party. The Operative Agreements to which it is a party constitute legal, valid, and binding obligations of GTEI, enforceable against GTEI in accordance with its terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(b) Except as set forth in Schedule 6.2(b) of the Disclosure Schedules, GTEI is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of the Operative Agreements to which it is a party or the consummation or performance of any of the Contemplated Transactions.

(c) Neither the execution and delivery of the Operative Agreements to which it is a party nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation of (A) any provision of any governing document of GTEI, or (B) any resolution adopted by the governing body or security holders of GTEI; or

(ii) contravene, conflict with, or result in a violation of, or give any Governmental Body the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which GTEI, or any of its assets, may be subject, other than such contraventions, conflicts or violations as would occur solely as a result of the identity or the legal or regulatory status of Crosby.

6.3 Legal Proceedings; Orders.

(a) There is no pending Proceeding (i) that has been commenced by or against GTEI or that otherwise relates to or may affect the business of, or any of the assets owned or used by, GTEI, or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

(b) To GTEI’s knowledge, (i) no such Proceeding has been threatened, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a Basis for the commencement of any such Proceeding.

6.4 Brokers or Finders.

Except as set forth in Schedule 6.4 of the Disclosure Schedules, GTEI and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Operative Agreements to which it is a party and the Contemplated Transactions.

6.5 Capital Stock.

The authorized capital stock of GTEI consists of 80,000,001 shares of common stock, par value $0.001 per share, of which, as of the date of this Agreement, 44,547,612 shares are issued and outstanding. Such outstanding shares of common stock are, and the shares of Restricted Stock to be issued pursuant to this Agreement will be, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for this Agreement, and except as is set forth in Schedule 6.5 of the Disclosure Schedules, there are no warrants, rights, options, other equity or debt securities convertible into the capital stock of GTEI, or other agreements to which GTEI is a party or by which it is bound obligating GTEI to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of GTEI.

6.6 Colombian Nexus.

GTEI has not ever had, and currently has no employees based in, or living in, the country of Colombia. GTEI has not ever had, and currently has no registered branch in the country of Colombia. GTEI has not ever had, and currently has no office, whether owned or leased, in the country of Colombia. GTEI has not ever had, and currently has no agreements to explore or produce Hydrocarbons in Colombia.

6.7 Reports and Financial Statements.

(i) GTEI has filed all required reports, schedules, forms, statements and other documents required to be filed by it with the SEC with respect to periods commencing on and after November 1, 2005 (collectively, including all exhibits thereto, the “Company SEC Reports”). None of the Company SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or of the Closing Date, then on the date of such filing), contained by any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Company SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of GTEI and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with U.S. GAAP except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of complete notes and normal year-end adjustments. All of such Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(ii) Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, and except for liabilities and obligations incurred in the ordinary course of business since December 31, 2005, GTEI does not have any liabilities or obligations of any nature required by GAAP to be set forth on a consolidated balance sheet of the Company which would be reasonably expected to have an MAE on GTEI.

6.8 No Actual Knowledge of Breaches.

GTEI has no actual knowledge that any of the representations or warranties made by Crosby as of the date hereof and as of Closing are untrue, incomplete or inaccurate, or that Crosby has breached any of its covenants or agreements herein to be performed on or prior to Closing.

6.9 GTEI Investment Representations and Warranties.

(a) GTEI has been advised by Crosby that and acknowledges that the Argosy Interests to be acquired by GTEI pursuant to this Agreement are not and will not be registered under the Securities Act and the sale of such Argosy Interests is being made on the basis of an exemption afforded under the Securities Act and Crosby’s reliance on such exemption is based in part on the representations made herein by GTEI.

(b) GTEI is an “accredited investor”, as defined in Rule 501 of Reg. D. GTEI has such knowledge and experience in financial and business matters, including with respect to the oil and gas industry, that it is capable of evaluating the merits and risks of an investment in the Argosy Interests, and is able to bear the economic risk of such investment.

(c) GTEI is familiar with the condition, financial or otherwise, of AEC, Argosy and their respective affairs as it has deemed necessary to evaluate the merits and risks of becoming owners of the Argosy Interests, and acknowledges that Crosby has offered to make available and has, when requested, made available, such additional information requested by GTEI and granted access to such reasonable additional information necessary to verify the accuracy of all information furnished.

(d) GTEI, as advised by legal counsel as deemed necessary, (i) is familiar with the nature of the limitations imposed by the Securities Act, and the rules and regulations promulgated thereunder, on the transfer of the Argosy Interests, (ii) understands that the Argosy Interests must be held indefinitely unless a disposition thereof is registered under the Securities Act, or is exempt from registration under the Securities Act, and complies with other applicable federal and state securities laws;

(e) GTEI will acquire the Argosy Interests for its own account, for investment and not with a view to the distribution or resale thereof within the meaning of the Securities Act, nor with any present intention of selling or distributing the same.

(f) GTEI is a resident of the state of Nevada.

(g) GTEI agrees that any certificate to be received by it representing any of the Argosy Interests will bear the following legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY OTHER APPLICABLE SECURITIES LAWS.”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A COLOMBIAN PARTICIPATION AGREEMENT. A COPY OF SUCH COLOMBIAN PARTICIPATION AGREEMENT CAN BE OBTAINED FROM GRAN TIERRA ENERGY INC. AT ITS EXECUTIVE OFFICES.”

ARTICLE VII
Covenants of Crosby

7.1 Access and Investigation.

Between the date of this Agreement and the Closing Date Crosby shall cause Argosy and AEC to, (a) afford GTEI, its counsel, accountants, financial advisors, other authorized representatives and prospective lenders and their representatives (collectively, “GTEI’s Advisors”) with reasonable access, upon reasonable prior notice and during normal business hours to Argosy’s and AEC’s personnel, customers, vendors, properties, contracts, books and records, and other documents and data, (b) furnish GTEI and GTEI’s Advisors with copies of all such contracts, books and records, and other existing documents and data as GTEI may reasonably request, and (c) furnish GTEI and GTEI’s Advisors with such additional financial, operating, and other data and information as GTEI may reasonably request; provided that neither GTEI nor GTEI’s Advisors shall contact any customer or vendor without the prior written approval of Crosby, which shall not be unreasonably withheld, conditioned or delayed. No investigation conducted pursuant to this Section 7.1 shall affect or be deemed to modify or limit any representation or warranty made in any Operative Agreement.

7.2 Operation of the Business of Argosy.

Unless otherwise agreed in writing by GTEI, which approval shall not be unreasonably withheld, between the date of this Agreement and the Closing Date, Crosby shall cause Argosy to:

(a) conduct the business of Argosy only in the Ordinary Course of Business;

(b) use reasonable efforts to preserve intact the current business organization of Argosy, keep available the services of the current officers, employees, and agents of Argosy, and maintain the relations and goodwill with suppliers, customers, landlords, licensors, lessors, creditors, employees, agents, and others having business relationships with Argosy;

(c) have in effect and maintain at all times insurance of the kinds, in the amounts and with the insurers as is presently in effect;

(d) keep in working condition and good order and repair all of the assets and other properties of Argosy;

(e) deliver to GTEI, as soon as practical after they become available, monthly unaudited balance sheets and statements of income and cash flow of Argosy for any month ending after the date hereof, which are consistent with the books and records and fairly present, in all material respects, the financial position and results of operation and cash flow of Argosy at the respective dates of and for the periods referred to therein in accordance with GAAP, subject to normal recurring year-end adjustments (the effect of which shall not, individually or in the aggregate, be materially adverse to Argosy) and the absence of notes (that, if presented, would not differ materially from those included in the Audited Financial Statements); and

(f) otherwise report periodically to GTEI concerning the status of the business, operations, and finances of Argosy.

7.3 Negative Covenants.

Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Crosby shall cause Argosy not to, without the prior written consent of GTEI, which consent shall not be unreasonably withheld,

(a) take any affirmative action that could reasonably be likely to result in a material adverse change in the business, operations, properties, assets, or condition of Argosy; provided, however, neither (i) any matters concerning the drilling of the POPA #1 well nor (ii) the failure of the POPA Prospect Area to become a commercial field, shall constitute a material adverse change in the financial condition, business operations, liabilities or assets of Argosy, nor shall such failure constitute an event or circumstance that may result in a material adverse change;

(b) grant any option, warrant or right to purchase Argosy Interests or other securities of Argosy; issue any security convertible into such Argosy Interests or other securities (other than Argosy Interests held by employees of Argosy upon the termination of their employment); purchase, redeem, retire, or, except for the Partner Distributions permitted under Section 1.6 of this Agreement, otherwise acquire any Argosy Interests or other securities; or declare or pay any dividend or other distribution or payment in respect of such Argosy Interests or other securities;

(c) amend the governing documents of Argosy;

(d) increase any bonuses, salaries, or other compensation to any director, officer, or employee (earning more than $75,000 per year) or enter into any employment, severance, or similar Contract with any director, officer, or employee;

(e) adopt, amend, or increase the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of Argosy, except as required by law;

(f) enter into, modify, terminate, or permit to lapse (except for lapses in accordance with its terms) (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to Argosy of at least $250,000;

(g) sell (other than sales of inventory in the Ordinary Course of Business), lease, or otherwise dispose of any asset or property of Argosy resulting in proceeds to Argosy of at least $250,000, or mortgage, pledge, or impose any Lien or otherwise encumber any asset or property of Argosy (other than Permitted Liens), except for the sale or other disposition of any asset or property required to be disposed by Crosby prior to the Closing pursuant to Section 6.6;

(h) cancel or waive any claims or rights with a value to Argosy in excess of $100,000;

(i) materially change the accounting methods used by Argosy;

(j) acquire (including without limitation by merger, consolidation or acquisition of stock or assets) any interest in any Person or any assets or any division thereof;

(k) enter into any new line of business;

(l) incur any additional Argosy Debt other than the currently-existing letters of credit, set forth on Schedule 3.32 of the Disclosure Schedules, issued for the benefit of ANH, and the issuance of letters of credit for the benefit of ANH for the Primavera and Mecaya Oil and Gas Contracts;

(m) (i) pre-pay any long-term debt, (ii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the Ordinary Course of Business and in accordance with their terms, (iii) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course of Business, (iv) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the Ordinary Course of Business, (v) factor, discount or otherwise accept less than full payment with regard to its accounts receivable or other amounts due or (vi) vary Argosy’s inventory practices in any respect from Argosy’s past practices;

(n) waive, release, assign, settle or compromise any claims or any litigation or arbitration, except for claims or litigation or arbitration involving only monetary damages that are not in excess of $100,000;

(o) make or change any Tax election, file any amended Tax Return, settle any Tax claim or assessment relating to Argosy, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(p) implement any employee layoff or termination or plant or facility closing or partial closing that could trigger the applicable provisions of any foreign, state or local Legal Requirements with respect to a layoff or termination of employment of employees or the closure or partial closure of plants and facilities;

(q) other than in the Ordinary Course of Business and without prior written notice to GTEI, make or incur any capital expenditure or series of related capital expenditures which individually or in the aggregate exceeds $250,000;

(r) pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter any Contract with Crosby or its affiliates (other than as contemplated by Schedule 7.3(r) of the Disclosure Schedules);

(s) take any action or fail to take any action that causes or results in any of the representations or warranties to be untrue at any time after the date hereof through the Closing Date; or

(t) agree, whether orally or in writing, to do any of the foregoing.

7.4 Notification.

Between the date of this Agreement and the Closing Date, Crosby shall promptly notify GTEI in writing if Crosby, AEC or Argosy becomes aware of any fact or condition that causes or constitutes a breach of any of Crosby’ representations and warranties as of the date of this Agreement, or if Crosby, AEC or Argosy becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Crosby shall promptly notify GTEI of the occurrence of any breach of any covenant of Crosby in this Article VI or Article VIII or of the occurrence of any event that shall make the satisfaction of the conditions in Article IX impossible or unlikely. The delivery of any notice pursuant to this Section 6.4 shall not cure any breach or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

7.5 No Negotiation.

(a) Until such time, if any, as this Agreement is terminated pursuant to Article XII, Crosby shall not, and shall cause Argosy and AEC and each of their representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, agree to or enter into any contract with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than GTEI) relating to any transaction involving the sale of the business or the assets (other than sales of inventory in the Ordinary Course of Business) of Argosy and AEC, or any of the voting or economic equity interests of Argosy, or any merger, consolidation, business combination, or similar transaction involving Argosy and AEC (a “Competing Proposed Transaction”). Crosby shall request (or if it has the contractual right to do so, demand) the return of all documents, analysis, financial statements, projections, descriptions and other data and information previously furnished to third parties in connection with efforts to sell Argosy and AEC. In addition to the foregoing, if Argosy, AEC or Crosby receives prior to the earlier of the Closing Date or the termination under Article XII any offer or proposal (formal or informal, oral, written or otherwise) relating to, or any inquiry or contact from any Person with respect to, a Competing Proposed Transaction, Crosby shall immediately notify GTEI thereof and provide GTEI with the details thereof, including the identity of the Person or Persons making such offer or proposal, and will keep GTEI fully informed on a current basis of the status and details of any such offer or proposal and of any modifications to the terms thereof; provided, however, that this provision shall not in any way be deemed to limit the obligations of Crosby.

(b) Each of Crosby and GTEI acknowledge that this Section 7.5 was a significant inducement for GTEI to enter into this Agreement and the absence of such provision would have resulted in either a material reduction in the Purchase Price to be paid or a failure to induce GTEI to enter into this Agreement.

7.6 Related Party Obligations.

Except as provided in Schedule 7.6 of the Disclosure Schedules, Crosby shall, on or prior to the Closing Date, pay, settle or cancel any payables, receivables, accounts, indebtedness or other liabilities between it or any of its affiliates other than Argosy (collectively, “Post-closing Affiliates”), on the one hand, and Argosy, on the other hand. Except as provided in Schedule 7.6 or expressly provided in any agreement entered into after the Closing Date, effective immediately after the Closing, all such intercompany payables, receivables, accounts, indebtedness or other liabilities owing from Crosby or any Post-closing Affiliate to Argosy or owing from Argosy to Crosby or any Post-closing Affiliate will be automatically canceled. Any holder of a note or other evidence of indebtedness for borrowed money deemed settled pursuant to this Section 7.6 will surrender such note or other evidence of indebtedness to the obligor thereon. Except as provided in Schedule 7.6, the Purchase Price shall not increase as a result of any such payment, cancellation or settlement. Notwithstanding the foregoing, nothing in this Section 7.6 shall affect or impair (i) the rights of Crosby or any Post-Closing Affiliate under any Operative Agreement, and (ii) the indemnity rights of Crosby or any Post-Closing Affiliate under Argosy’s Third Amended and Restated Agreement of Limited Partnership, as amended, and as in effect on the date hereof.

7.7 Covenant Not To Compete; Non-Solicitation.

(a) Crosby agrees that for a period from and after the Closing Date through December 31, 2007 (the “Non-Compete Period”), Crosby will not directly or indirectly engage in, carry on, be employed by, be a consultant or independent contractor to, or have any financial interest in a business competing against Argosy in any geographic area set forth on Exhibit 7.7 (the “Non-Compete Territory”); provided, however, that nothing herein shall prohibit Crosby from being a passive owner of not more than 2% of the outstanding stock of any class of any corporation that engages in such business, so long as (i) Crosby has no active participation in the business of such corporation, and (ii) such stock is traded on a recognized stock market or on NASDAQ.

(b) During the period from and after the Closing Date through December 31, 2010 (the “Non-Solicit Period”), Crosby shall not directly or indirectly (i) induce or attempt to induce any employee of GTEI or Argosy to leave the employ of GTEI or Argosy, or in any way interfere with the relationship between GTEI or Argosy and any employee thereof, or (ii) hire any of the key management employees of Argosy.

(c) During the Non-Solicit Period, Crosby shall not directly or indirectly employ, assist in employing or otherwise associate in business with any present, former or future employee of Argosy, now or subsequently existing.

(d) During the Non-Compete Period, Crosby shall not directly or indirectly induce any customer, supplier or any other party with whom Argosy does business to refuse to do business with or otherwise modify its relationship with Argosy.

(e) Crosby acknowledges that the length of time and geographic restriction pertaining to all prohibitions in this Section 7.7 are reasonable and necessary for the legitimate protection of GTEI’s interests.

(f) Without limiting the remedies available, the parties agree that damages at law would be an insufficient remedy in the event of breach of this Section 7.7 and that the injured party should be entitled to injunctive relief or other equitable remedies in the event of any such breach.

(g) If any of the provisions of this Section 7.7 are held to be unenforceable in any jurisdiction, then, as to such jurisdiction, such provision shall be ineffective to the extent of its unenforceability in such jurisdiction, without affecting the remaining provisions of this Section 7.7 in such jurisdiction, or affecting in any other jurisdiction the validity or enforceability of such provision or of this Section 7.7, and such unenforceable provision shall be deemed to automatically be revised and “blue-penciled” in such jurisdiction to the maximum extent of enforceability.

(h) In the event Crosby violates any legally enforceable provision of this Section 7.7, the time period of the restrictions contained in this Section 7.7 will be tolled from the date of the violation until the violation ceases.

ARTICLE VIII
Covenants of GTEI

8.1 Notification.

Between the date of this Agreement and the Closing Date, GTEI shall promptly notify Crosby in writing if GTEI becomes aware of any fact or condition that causes or constitutes a breach of any of GTEI’s representations and warranties as of the date of this Agreement, or if GTEI becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, GTEI shall promptly notify Crosby of the occurrence of any breach of any covenant of GTEI in this Article VIII or Article IX or of the occurrence of any event that shall make the satisfaction of the conditions in Article X impossible or unlikely. The delivery of any notice pursuant to this Section 8.1 shall not cure any breach or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

8.2 Activities in Colombia.

Between the date of this Agreement and the Closing Date, neither GTEI nor any of its affiliates, agents, employees or representatives shall take any actions in Colombia, including without limitation contacting any Colombian Governmental Authority, without Crosby’s prior written consent, which may be withheld in Crosby’s sole discretion.

ARTICLE IX
Covenants of the Parties

9.1 Required Approval.

Subject to Section 13.1, each of the parties will use commercially reasonable efforts, in good faith, to take, or cause to be taken, or do, or cause to be done, all things necessary, proper or advisable to satisfy all conditions to the obligations of the parties under this Agreement over which it has control or influence and to cause the Contemplated Transactions to be consummated on or prior to the Closing Date in accordance with the terms hereof, including without limitation by using commercially reasonable efforts to: (i) obtain any required consents, approvals or authorizations of any Governmental Body or other third party, (ii) vigorously contest and resist all actual or threatened lawsuits or other Proceedings, including without limitation actions and proceedings by or on behalf of a Governmental Body, challenging this Agreement or the consummation of the Contemplated Transactions, (iii) vacate, lift, reverse or overturn any injunction or restraining order or other Order adversely affecting the ability of the parties to consummate the Contemplated Transactions in accordance with the terms hereof, and (iv) effect all necessary registrations and filings and submissions of information required or requested by any Governmental Body with respect to the transactions contemplated hereby; provided, however that nothing in this Section 9.1 shall be deemed to create an obligation on GTEI to accept financing on terms not acceptable to it in its sole discretion. Each of the parties will cooperate fully with each other party and their respective officers, directors, employees, agents, counsel and other designees in connection with using such efforts, satisfying such conditions and causing the Closing to occur in accordance with the terms hereof.

9.2 Litigation Support.

In the event and for so long as any party hereto actively is contesting or defending against any Proceeding from a third party in connection with (i) any Contemplated Transaction or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Argosy, the other party will cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor hereunder).

9.3 Further Assurances.

After the Closing, the parties hereto agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable (including obtaining third party consents) to effectuate the consummation of the Contemplated Transactions.

9.4 Press Releases; Public Announcements.

Prior to the Closing, no party will issue or cause the publication of any press release or make any other public announcement with respect to the Operative Agreements or the Contemplated Transactions without the prior consent of the other party in writing; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such party in good faith determines such action to be required by Legal Requirements, in which event the party making such determination will use reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of its issuance.

9.5 Confidentiality.

Between the date of this Agreement and the Closing Date, the parties shall maintain in confidence, and shall cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, and not use to the detriment of another party any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings. Notwithstanding the foregoing, the parties may use such confidential information in any litigation over the Agreement.

ARTICLE X
Conditions Precedent to GTEI’s Obligation to Close

GTEI’s obligation to purchase the Argosy Interests and to take the other actions required to be taken by GTEI at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by GTEI, in whole or in part):

10.1 Accuracy of Representations.

(a) Crosby’s and Argosy’s representations and warranties in this Agreement to the extent not qualified by materiality or MAE must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case as of such earlier date).

(b) Crosby’s and Argosy’s representations and warranties in this Agreement to the extent qualified by materiality or MAE must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case as of such earlier date).

10.2 Crosby’s Performance.

Each of the covenants, agreements and obligations that Crosby is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

10.3 Consents.

Each of the Consents identified in Schedule 3.4(b), 4.5(c) and 5.2(b) of the Disclosure Schedules must have been obtained and must be in full force and effect. All conditions and requirements prescribed in any such Consents shall have been satisfied.

10.4 Additional Documents.

Each of the following documents and instruments must have been delivered to GTEI:

(a) a legal opinion of Glast, Phillips & Murray, P.C., counsel to Crosby, in the form attached hereto as Exhibit 10.4-1 and a legal opinion of Snell & Wilmer L.L.P., counsel to Crosby, in the form attached hereto as Exhibit 10.4-2, each of which shall expressly state that GTEI’s lenders are entitled to rely thereon as if such opinions were addressed to them;

(b) the documents set forth in Section 1.4(a), including without limitation the Escrow Agreement duly executed by Crosby and the Escrow Agent; and

(c) such other documents as GTEI may reasonably request for the purpose of (i) evidencing the satisfaction of any condition referred to in this Article X, or (ii) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

10.5 No Proceedings.

Since the date of this Agreement, there must not have been commenced or threatened against Crosby any Proceeding (a) involving any challenge to, or seeking material damages or equitable relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions, except for Proceedings that arise out of the identity or legal or regulatory status of GTEI (determined without regard to GTEI’s ownership of the Argosy Interests).

10.6 No Prohibition.

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause GTEI to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

10.7 No Material Adverse Change.

There shall have been no material adverse change in the assets, condition (financial or otherwise), results of operations, cash flows or properties, taken as a whole, of Argosy between the date of this Agreement and the Closing Date. For the purposes of this Section 10.7, neither (i) any matters concerning drilling of the POPA #1 well, nor (ii) the failure of the POPA Prospect Area to become a commercial field, shall constitute a material adverse change in the financial condition, business operations, liabilities or assets of Argosy, nor shall such failure constitute an event or circumstance that may result in a material adverse change

10.8 Private Placement Offering.

GTEI shall have closed, contemporaneously with or prior to the Closing, a private placement offering of its securities to accredited investors and/or incurrence of mezzanine debt, with net proceeds of no less than Forty One Million Dollars ($41,000,000), upon such terms and for such price per share of common stock as GTEI shall determine in its sole discretion.

ARTICLE XI
Conditions Precedent to Crosby’ Obligations to Close

Crosby’ obligations to sell the Argosy Interests and to take the other actions required to be taken by Crosby at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Crosby, in whole or in part):

11.1 Accuracy of Representations.

(a) Each of GTEI’s representations and warranties in this Agreement to the extent not qualified by materiality or material adverse effect must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case as of such earlier date).

(b) Each of GTEI’s representations and warranties in this Agreement to the extent qualified by materiality or material adverse effect must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case as of such earlier date).

11.2 GTEI’s Performance.

Each of the covenants and obligations that GTEI is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

11.3 Consents.

Each of the Consents identified in Part 4.2(b) of the Disclosure Schedules must have been obtained and must be in full force and effect. All conditions and requirements prescribed in any such Consents shall have been satisfied.

11.4 Additional Documents.

Each of the following documents and instruments must have been delivered to Argosy and Crosby:

(a) the Purchase Price as provided for in Section 1.2;

(b) all deliverables set forth in Section 1.4(b), including without limitation the Escrow Agreement duly executed by GTEI and the Escrow Agent;

(c) all deliverables set forth in Section 1.11; and

(d) such documents as Crosby may reasonably request for the purpose of (i) evidencing the satisfaction of any condition referred to in this Article X, or (ii) otherwise facilitating the consummation of any of the Contemplated Transactions.

11.5 No Proceedings.

Since the date of this Agreement, there must not have been commenced or threatened against Crosby any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

11.6 No Prohibition.

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause any Crosby to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

ARTICLE XII
Termination

12.1 [Intentionally Omitted].

12.2 Termination.

This Agreement and the Contemplated Transactions may be terminated at any time prior to the Closing:

(a) by mutual written consent of GTEI, on the one hand, and Crosby, on the other hand;

(b) by Crosby, if (i) there has been a material misrepresentation or breach in the representations, warranties, covenants or agreements of GTEI, (ii) Crosby has notified GTEI in writing of the misrepresentation or breach and (iii) such misrepresentation or breach has continued without cure for a period of 5 business days after the notice and Crosby has not waived such misrepresentation or breach;

(c) by GTEI, if (i) there has been a material misrepresentation or breach in the representations, warranties, covenants or agreements of Crosby, (ii) GTEI has notified Crosby in writing of the misrepresentation or breach and (iii) such misrepresentation or breach has continued without cure for a period of 5 business days after the notice and has not been waived by GTEI;

(d) by Crosby if events have occurred which have made it impossible to satisfy a condition precedent to the obligation of Crosby to consummate the Contemplated Transactions on or prior to July 21, 2006 (other than through the failure of Crosby to comply with its obligations under this Agreement);

(e) by GTEI if events have occurred which have made it impossible to satisfy a condition precedent to the obligation of GTEI to consummate the Contemplated Transactions on or prior to July 21, 2006 (other than through the failure of GTEI to comply with its obligations under this Agreement, or through GTEI’s failure to complete the private placement offering of its securities to accredited investors and/or incurrence of mezzanine debt, as set forth in Section 10.8);

(f) by either GTEI, on the one hand, or Crosby, on the other hand, if there shall have been entered a final, non-appealable Order of any Governmental Body restraining or prohibiting the consummation of the Contemplated Transactions or any material part thereof; or

(g) by GTEI for any reason not set forth in Sections 12.2(a), 12.2(c) or 12.2(e), in its sole discretion; provided that upon such termination GTEI shall immediately pay Crosby the Break-Up Fee pursuant to Section 12.5 hereof.

The party desiring to terminate this Agreement pursuant to Sections 12.1(b) through 12.1(g) shall give written notice of such termination to the other party.

12.3 Final Termination.

If closing of the Consummated Transactions has not occurred, this Agreement shall terminate on 6:00 p.m. Eastern time on July 21, 2006, unless extended by mutual written consent of the Parties, without the necessity of any further action on the part of any of the Parties.

12.4 Effect of Termination.

Upon the termination of this Agreement in accordance with the terms of Sections 12.2 or 12.3, this Agreement shall become void and of no further force and effect; provided, however, that no such termination shall be deemed to relieve any party hereto of liability for its breach, as a result of its fraud or willful misconduct, of any representation, warranty, covenant, agreement or any of the terms and provisions hereof. Notwithstanding anything herein to the contrary, the provisions of Sections 9.4 (Press Releases; Public Announcements), 9.5 (Confidentiality), 12.5 (Break Up Fee); 14.1 (Expenses) and 14.13 (Governing Law) shall survive any termination of this Agreement pursuant to the Sections 12.1, 12.2 or 12.3.

12.5 Break Up Fee.

If by 6:00 pm Eastern time on July 21, 2006, GTEI does not consummate the Contemplated Transactions, the following provisions apply:

(a) GTEI shall pay the Break-Up Fee to Crosby.

(b) The base amount of the break-up fee shall be $3,500,000 (the “Base Break-Up Fee”), payable at GTEI’s option in cash, Restricted Stock or both, with Restricted Stock valued pursuant to Section 1.5 hereof. For each day after June 30, 2006 that the Closing is delayed, the Base Break-Up Fee shall increase by $25,000, payable in cash (as adjusted hereunder, the “Break-Up Fee”).

(c) Notwithstanding the foregoing, no Break-Up Fee shall be payable for a termination by GTEI pursuant to Sections 12.2(a), (c), (e) or (f).

(d) If the Contemplated Transactions have not closed by 6:00 p.m. Eastern time on July 21, 2006, and this Agreement has not otherwise been terminated, GTEI shall pay Crosby the Break-Up Fee on or prior to July 24, 2006.

(e) If GTEI elects to pay the Break-Up Fee in Restricted Stock, GTEI shall accompany the delivery of such Restricted Stock with the Registration Rights Agreement, duly executed by GTEI.

12.6 Post Termination Covenants.

If this Agreement is terminated, without obtaining the prior written consent of Crosby, GTEI agrees that, for the period from termination of this Agreement through October 4, 2007, neither the GTEI nor any of its Affiliates (i) will solicit to employ or hire any employees of Argosy or (ii) solicit to employ or hire any former employee of Argosy who was an employee on the date of termination hereof.

ARTICLE XIII
Indemnification; Remedies

13.1 Survival and Time Limitations.

(a) Except as provided below, all representations and warranties in this Agreement, the Disclosure Schedules, the certificate delivered pursuant to Section 1.4(a)(ii), and the certificate delivered pursuant to Section 1.4(a)(iii) shall, unless otherwise noted in this Section 13.1, survive the Closing until December 31, 2008. The representations and warranties made by Crosby in Article V as to the ownership of the Argosy Interests (as set forth in Section 5.3) shall survive the Closing until December 31, 2010. Notwithstanding the limitations set forth above, representations and warranties shall survive beyond the above dates with respect to any breach thereof, notice of which shall have been duly given prior to such date.

(b) The covenants and agreements contained in this Agreement shall survive the Closing until December 31, 2006, unless a specified period is otherwise set forth in this Agreement (in which event such specified period will control).

13.2 Indemnification and Payment of Damages by Crosby.

Subject to Section 13.2(b), Crosby shall indemnify and hold harmless GTEI and its officers, directors, security holders, employees, partners, controlling persons, successors, assigns, representatives, agents, and affiliates (collectively, the “GTEI Indemnified Persons”) for, and shall pay to the GTEI Indemnified Persons the amount of, any loss, liability, claim, damage (including consequential damages, but excluding punitive damages unless punitive damages are actually paid to a third party), expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees), whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a) any breach of any representation or warranty made by Crosby in Article III of this Agreement (Argosy Matters);

(b) any breach of any representation or warranty made by Crosby in Article IV of this Agreement (AEC Matters);

(c) any breach of any representation or warranty made by Crosby in Article V of this Agreement (Crosby Matters);

(d) any breach by Crosby of any covenant or obligation of Crosby in this Agreement;

(e) any liability for Taxes of Crosby with respect to any tax period ending on or before the Closing Date; and

(f) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Crosby (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

13.3 Indemnification and Payment of Damages by GTEI.

GTEI shall indemnify and hold harmless Crosby and the persons listed on Schedule 13.3 (collectively, the “Crosby Indemnified Persons”), and shall pay to Crosby Indemnified Party the amount of any Damages arising, directly or indirectly, from or in connection with:

(a) any breach of any representation or warranty made by GTEI in this Agreement or the certificate delivered pursuant to Section 1.4(b)(ii);

(b) any breach by GTEI of any covenant or obligation of GTEI in this Agreement;

(c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with GTEI (or any Person acting on its behalf) in connection with any of the Contemplated Transactions; or

(d) any claim by any Person related to the operation of Argosy after the Closing Date.

(e) Notwithstanding the provisions of Section 13.3(a) through (d), no Crosby Indemnified Person shall be entitled to indemnification under Section 13.3(a) through (d) if prior to the Closing, such Crosby Indemnified Person had actual knowledge of such breach, liability or claim that is the subject of such indemnity claim.

13.4 Limitations on Amount.

(a) Crosby shall have no liability with respect to any matters described in Section 13.2, until the total amount of all Damages with respect to such matters exceeds $1,250,000 (the “Crosby Deductible”), and then only for the amount of such Damages which exceeds the Crosby Deductible, subject to Section 13.4(b). For the purposes of determining whether there has been a breach in respect of any representation or warranty for this Section 13.4(a), any requirement in any representation or warranty that an event or fact be material or have a material adverse effect or MAE shall be ignored.

(b) The maximum amount of Damages that Crosby shall be obligated to pay to the GTEI Indemnified Persons under Section 13.2(a) shall be limited to $15,000,000 (the “Cap Amount”). For the purposes of determining whether there has been a breach in respect of any representation or warranty for this Section 13.4(b), any requirement in any representation or warranty that an event or fact be material or have a material adverse effect or MAE shall be ignored.

13.5 Procedure for Indemnification - Third Party Claims.

(a) Promptly after receipt by an indemnified party under Section 13.2 or Section 13.3 of notice of the commencement of any Proceeding against it (a “Third Party Claim”), such indemnified party shall, if a claim may be made against an indemnifying party under such Section (and if the indemnifying party is Crosby, without regard to whether the Crosby Deductible has been exceeded), give notice to the indemnifying party of the commencement of such claim. The failure to timely notify the indemnifying party shall relieve the indemnifying party of any liability that it may have to any indemnified party. For purposes of this Section 13.5(a), such notice is timely given if provided in writing with 90 days of the indemnified party’s receipt of such Third Party Claim.

(b) The indemnifying party shall have the right, upon written notice to the indemnified party within 30 days of receipt of notice from the indemnified party of the commencement of such Third Party Claim, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Such defense shall be at the expense of the indemnifying party, unless the indemnifying party is Crosby, in which event such defense shall be at the expense of the indemnified party until the Crosby Deductible is reached, and thereafter such defense shall be at the expense of Crosby. If the indemnifying party assumes and continues the defense of such Third Party Claim, the indemnified party shall have the right to employ separate counsel and to participate in (but not control) the defense thereof, but the fees and expenses of such counsel shall be at the expense of the indemnified party, unless the indemnifying party does not pursue the defense in a reasonable manner. If the indemnifying party assumes the defense of any Third Party Claim, the indemnified party shall cooperate with the indemnifying party in such defense and make available to the indemnifying party all witnesses, pertinent records, materials and information in the indemnified party's possession or under the indemnified party's control relating thereto as is reasonably required by the indemnifying party. If the indemnifying party assumes and continues the defense of any Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to compromise, settle or discharge, such Third Party Claim without the indemnifying party's prior written consent unless the indemnifying party withdraws from the defense of such Third Party Claim or unless a final judgment from which no appeal may be taken by or on behalf of the indemnifying party is entered against the indemnified party for such Third Party Claim. If the indemnified party assumes the defense of any such claims or proceeding pursuant to this Section 13.5(b) and proposes to settle such claims or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the indemnified party shall act reasonably as to such settlement of the claims or proceedings and shall give the indemnifying party prompt written notice thereof.

(c) If the indemnifying party assumes and continues the defense of a Third Party Claim, the indemnifying party may enter into any compromise or settlement of such claims without the prior written consent of the indemnified party, subject to the following conditions: (i) the indemnifying party shall pay or cause to be paid all amounts arising out of such settlement either concurrently with the effectiveness thereof or shall obtain and deliver to such indemnified party prior to the execution of such settlement a complete and irrevocable general release of all Persons who brought such Third Party Claim, which release shall release such indemnified party, its affiliates and their respective directors, security holders, officers, employees, consultants and agents from any liability in such manner, (ii) the indemnifying party shall not be authorized to encumber any of the assets of any indemnified party or to agree to any restriction that would apply to any indemnified party or its affiliates or to their respective conduct of business, (iii) such settlement does not involve the imposition of equitable remedies or leave unsettled related claims for equitable remedies, (iv) such settlement does not involve criminal or quasi-criminal matters or admissions, and (v) the indemnified party does not in good faith believe that such settlement would establish a practice that could reasonably be expected to have a material adverse effect on other Proceedings to which it may be or may in the future become a party.

(d) Subject to Section 13.5(c), if a firm offer is made to settle a Third Party Claim and the indemnifying party desires to accept and agree to such offer, the indemnifying party will give written notice to the indemnified party to that effect. If the indemnified party objects to such settlement in writing within ten business days after its receipt of such notice, the indemnified party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the indemnifying party as to such Third Party Claim will not exceed the amount of such settlement offer.

13.6 Procedure for Indemnification - Other Claims.

A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the party from whom indemnification is sought. The failure to timely notify the indemnifying party (if the indemnifying party is Crosby, without regard to whether the Crosby Deductible has been exceeded) shall relieve the indemnifying party of any liability that it may have to any indemnified party. For purposes of Section 13.6, such notice shall be timely if delivered in writing within 90 days after the day on which the indemnified party becomes aware of any occurrence or circumstance that could give rise to a claim under this Article XIII.

13.7 Threshold Accounting.

Within 90 days of the end of each calendar year during which it is eligible to make indemnification claims under this Article XIII, GTEI shall prepare an annual statement of the Crosby Deductible setting forth any matter which GTEI has applied to the Crosby Deductible and the amounts incurred against the Crosby Deductible. Such statement shall include a reasonable description of such claims and any expenditures relating to the claims. If such report is not timely delivered, no expenditures for such annual period shall be claimed against the Crosby Deductible.

13.8 Sole Remedy.

Upon and after the Closing, the provisions of Article XIII of this Agreement represent the sole and exclusive remedy available to any party to this Agreement for any misstatement or omission by any other party relating to any representation or warranty contained herein or a certificate delivered hereunder or for any breach by any other party of any covenant or agreement required to be performed prior to the Closing contained herein or under a certificate delivered hereunder, and, except with respect to fraudulent acts (which are expressly not waived), each party hereby unconditionally waives any other rights that it may have at law or in equity for any misstatement or omission by any other party from any representation or warranty contained herein or a certificate delivered hereunder or for any breach by any other party of any covenant or agreement required to be performed prior to the Closing contained herein or under a certificate delivered hereunder. Notwithstanding the foregoing, the provisions of this Section 13.8 shall not affect Crosby’s right to receive, or GTEI’s obligation to pay, the Break-Up Fee in accordance with the terms of this Agreement.

13.9 Effect of GTEI Knowledge.

IF GTEI OR ITS REPRESENTATIVES HAVE ACTUAL KNOWLEDGE PRIOR TO CLOSING OF AN EVENT, CONDITION OR CIRCUMSTANCE THAT WOULD RESULT IN A BREACH OF OR RENDER INACCURATE ANY REPRESENTATION OR WARRANTY OF CROSBY OR REVEAL THE OCCURRENCE OF A BREACH OF ANY COVENANT OR AGREEMENT OF CROSBY CONTAINED IN THIS AGREEMENT OR ANY AGREEMENT ANCILLARY HERETO (INCLUDING WITHOUT LIMITATION ANY ITEMS SET FORTH IN ANY SCHEDULE HERETO), AND GTEI CONSUMMATES THE CONTEMPLATED TRANSACTIONS IN SPITE OF SUCH BREACH OR INACCURACY, NO GTEI INDEMNIFIED PERSON SHALL BE ENTITLED TO, AND NO GTEI INDEMNIFIED PERSON SHALL, MAKE A CLAIM AFTER CLOSING IN RESPECT OF SUCH INACCURACY OR BREACH.

ARTICLE XIV
General Provisions

14.1 Expenses.

Except as otherwise expressly provided in this Agreement, each party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants, whether or not the Contemplated Transactions are consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses shall be subject to any rights of such party arising from a breach of this Agreement by another party.

14.2 Notices.

All notices, consents, waivers, and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile (against receipt therefor), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties) in the manner provided below:

If to Crosby:

Crosby Capital, LLC
1717 Main Street, Suite 1700
Houston, TX 77002
Facsimile: (713) 223-5379
Attn: Jay Allen Chaffee

With copies to:

Glast, Phillips & Murray, P.C.
2200 One Galleria Tower
13355 Noel Road
Dallas, TX 75240
Facsimile: (972) 419-8329
Attn: Stanton P. Eigenbrodt

If to GTEI:

Gran Tierra Energy Inc.
300, 611-10th Avenue S.W.
Calgary, Alberta, Canada T2R 0B2
Facsimile: (403) 265-3242
Attn: James Hart

With copies to:

McGuireWoods LLP
1345 Avenue of the Americas, 7th Floor
New York, New York 10105-0106
Facsimile: (212) 548-2175
Attn: Louis W. Zehil

14.3 Dispute Resolution.

The Parties agree not to commence any action against each other in the event of an alleged breach or default of an obligation arising under this Agreement, unless and until the Party alleging such breach or default has given the Party or Parties alleged to have breached or defaulted written notice of such breach or default, and an opportunity to cure such failure within ten (10) business days following the giving of such notice (in the manner provided in the Agreement) (the “Cure Period”). Furthermore, the Parties expressly stipulate and agree that no Party shall commence any action against the other Party after receipt of a notice of breach, failure or default from such Party, until the expiration of the Cure Period. In the event an asserted default or breach is not cured to the satisfaction of the Party asserting the same within the Cure Period, resolution of any and all disputes arising from or in connection with this Agreement and/or the negotiation and making of this Agreement, whether based in contract, tort, or otherwise (each a “Agreement Dispute”), shall be exclusively governed by and settled in accordance with the provisions of this Section 14.3.

(a) Negotiation. The parties to any Agreement Dispute shall have their designated executives meet within 30 days of written notice of any dispute in to attempt to resolve such dispute. If the disputes cannot be resolved by such meetings with such 30-day period, or the party being noticed is unable or unwilling to meet within the 30-day period, any party may pursue its remedies in accordance with this Agreement.

(b) Arbitration. If any Agreement Dispute remains unsettled after following the procedures set forth in Section 14.3(a), a party hereto may commence arbitration proceedings by delivering a written notice (the “Demand”) to the other parties providing reasonable description of the Agreement Dispute to the others and expressly requesting arbitration hereunder. Such Agreement Dispute shall be submitted to arbitration under the terms hereof, which arbitration shall be final, conclusive and binding upon the parties, their successors and assigns. The arbitration shall be conducted by three neutral arbitrators acting by majority vote (the “Panel”) selected by agreement of the parties not later than ten (10) business days after delivery of the Demand or, failing such agreement, appointed from the Texas statewide panel of full-time neutral arbitrators of the American Arbitration Association, and pursuant to the commercial arbitration rules of the American Arbitration Association (including the emergency procedures thereof), as amended from time to time (the “AAA Rules”). If an arbitrator so selected becomes unable to serve, his or her successors shall be similarly selected or appointed. The Panel shall have case management authority and shall fully and finally resolve the Agreement Dispute within one hundred eighty (180) days from the commencement of the arbitration. The Panel shall be entitled to award special, exemplary, punitive or consequential damages (including lost profit). Any arbitration award shall be binding and enforceable against the Parties, and judgment may be entered thereon in any court of competent jurisdiction.

(c) Injunctive Relief. No Party shall be entitled to injunctive relief other than through the emergency procedures set forth in the AAA Rules.

(d) Place of Arbitration. Any arbitration pursuant to this Agreement shall take place in Houston, Texas, which shall be the sole and exclusive jurisdiction and venue for any claims to adjudicate a Agreement Dispute.

(e) Legal Fees and Expenses. If any arbitration or other legal action is brought for the resolution of a Agreement Dispute, for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party or parties shall recover its or their actual and reasonable attorneys’ fees and other costs incurred in that action or proceeding (including without limitation the arbitrators’ fees, arbitration fees and expenses, deposition fees and expenses, expert witness fees and expenses, and travel expenses), in addition to any other relief to which it or they may be entitled. “Prevailing party” within the meaning of this Section 14.3(e) includes, without limitation, the party who agrees to dismiss an action upon the other party’s payment of all or a portion of the sums allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought by it.

(f) Jurisdiction; Venue. EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF HARRIS, STATE OF TEXAS, AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT EXECUTED HEREUNDER, OTHER THAN ANY ACTION OR PROCEEDING REQUIRED BY THIS SECTION 14.3 TO BE SUBMITTED TO ARBITRATION, SHALL BE LITIGATED IN SUCH COURTS, AND EACH OF THE PARTIES WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED ON PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

14.4 Waiver.

The rights and remedies of the parties to this Agreement are cumulative and not alternative; provided, however, that this Section 14.4 shall not alter or expand the remedies available with respect to this Agreement, which are limited as set forth in Section 13.8. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power, or privilege, unless there is a specific time period set forth herein with respect to the exercise of such right, power or privilege. No single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party shall be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

14.5 Entire Agreement.

This Agreement supersedes all prior agreements, written or oral, between the parties with respect to its subject matter and constitutes (along with the Disclosure Schedules, the Exhibits, and the other documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

14.6 Amendments.

This Agreement may be amended, modified or supplemented only by written agreement of GTEI and Crosby.

14.7 Third Party Beneficiaries.

Except as specifically provided in Article XIII with respect to indemnification provided to the indemnified parties, nothing expressed or referred to in this Agreement shall be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

14.8 Assignment.

This Agreement and the rights and obligations hereunder shall not be assignable by any party hereto without the prior written consent of Crosby and GTEI. Notwithstanding the foregoing, GTEI may assign this Agreement and all of its rights and obligations to (a) an affiliate of GTEI, (b) any Person in connection with a sale of all or substantially all assets of GTEI, (c) any person who acquires all of the capital stock of GTEI, and (d) any Person providing financing to GTEI, its affiliates or any purchaser of GTEI. Any instrument purporting to make an assignment in violation of this Section 14.9 shall be null and void.

14.9 Severability.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

14.10 Section, Article and Part Headings.

The headings of Sections and Articles in this Agreement and titles in the Disclosure Schedule are provided for convenience only and shall not affect their respective construction or interpretation.

14.11 Construction; Interpretation.

(a) All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” shall be construed to mean including without limitation.

(b) No provision of this Agreement shall be interpreted in favor of, or against, any party hereto by reason of the fact such party or its counsel participated in the drafting thereof.

14.12 Governing Law.

This Agreement shall be governed by the internal laws of the State of New York without regard to conflict of laws principles.

14.13 Counterparts and Facsimile Signatures.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. A facsimile copy of this Agreement (or any counterpart thereof) shall be deemed an original.

14.14 GTEI Waiver of Consumer Protection Laws.

AS PARTIAL CONSIDERATION TO CROSBY TO ENTER INTO THIS AGREEMENT, GTEI CAN AND DOES EXPRESSLY WAIVE THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES CONSUMER PROTECTION ACT, SECTIONS 17.41 THROUGH 17.63, TEXAS BUSINESS AND COMMERCE CODE, AND ALL OTHER CONSUMER PROTECTION LAWS IN OTHER STATES OF THE UNITED STATES, OR ANY PROVINCE OF CANADA OR THE REPUBLIC OF COLOMBIA, APPLICABLE TO THIS TRANSACTION THAT MAY BE WAIVED BY THE PARTIES.

ARTICLE XV
Special Indemnities.

15.1 Indemnity With Respect to Securities Offering.

GTEI shall indemnify and hold harmless each Crosby Indemnified Person, and shall pay to each Crosby Indemnified Person the amount of any Damages arising, directly or indirectly, from or in connection with the Private Placement.

15.2 Indemnity of Officers and Directors of AEC.

GTEI shall, and shall cause AEC and Argosy, and their successor and assigns to indemnify and hold harmless to the fullest extent permitted by law each officer and director of AEC as set forth on Schedule 15.2 for all actions taken in his capacity as an officer or director of AEC or on behalf of Argosy, except for such officers’ and directors’ willful misconduct or fraud. Such indemnity shall include the obligation to advance expenses to the fullest extent permitted by law, provided that prior to receiving such an advance, the officer or director shall execute an undertaking to GTEI to repay all amounts advanced if it is later determined that such officer or director was not entitled to indemnification under this Article XV.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Securities Purchase Agreement as of the date first written above.

BUYER:	SELLER:

Gran Tierra Energy Inc.	Crosby Capital, LLC
By: /s/ James Hart	By: /s/ Jay Allen Chaffee
Name: James Hart Title: Chief Financial Officer	Name: Jay Allen Chaffee Title: President